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                                                                   EXHIBIT 10.15

                            SHARE PURCHASE AGREEMENT

Agreement entered into as of this 18th day of October 1996, by and between (1) Abbot Group plc a public company formed and existing under the laws of England with registered number 623285 ("Abbot"), (2) Nabors Industries, Inc a company formed and existing under the laws of the State of Delaware, USA (the "Seller") and (3) KCA Drilling Group Limited, a company formed and existing under the laws of England with registered number 1059871 ("the Buyer"). Abbot, the Seller and the Buyer are referred to collectively herein as the "Parties".

The Seller owns all of the issued shares of Nabors Europe, Ltd., a company formed and existing under the laws of England with registered number 1189464 (the "Company").

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued shares of the Company in return for cash and the issue of warrants to subscribe for shares in Abbot upon and subject to the terms of this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.     DEFINITIONS

1.1 In this Agreement the following words and expressions shall unless the context otherwise expressly requires have the meanings set out opposite them:-

       "Abbot"                     has the meaning set forth in the preface
                                   above.
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       "Abbot Circular"            the circular to be issued to the
                                   shareholders of Abbot on the date of this Agreement in the approved terms.

       "the Abbot Group"           means Abbot and all its subsidiaries and
                                   subsidiary undertakings from time to time.

       "Accounts Date"             means 30 September 1995.

       "Act"                       means the Companies Act 1985.

       "Affiliate"                 means in relation to any body corporate, any
                                   subsidiary of such body corporate, any
                                   holding company of such body corporate and any subsidiary of any such holding company as such terms are defined in the Act.

       "Ancillary Documents"       means the documents to be executed pursuant
                                   to or in connection with this Agreement.

       "Applicable Rate"           means the National Westminster Bank plc base
                                   rate from time to time.

       "Britannia Bonus"           means any of the following sums which may
                                   become payable by the Independent Operator to NDESL or any Relevant Party pursuant to certain provisions of the Britannia
                                   Contract, namely:





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                                   (i)     pursuant to Form 12 (Drilling
                                           Facilities Capex Target and Profit)
                                           of Exhibit 4C to the Britannia
                                           Contract ("the Drilling Facilities
                                           Profit"); and

                                   (ii)    pursuant to Form 12(a) of Exhibit 4C
                                           to the Britannia Contract ("the
                                           Topsides Alliance Incentive").

       "Britannia Bonus Account    means the monthly sum of Pound Sterling
       Payment"                    6338 payable by the Independent Operator
                                   to NDESL or any Relevant Party pursuant to paragraph 1.0 of Form 12 (Drilling
                                   Facilities Capex Target & Profit) of Exhibit
                                   4C to the Britannia Contract.

       "Britannia Contract"        means contract BRT1-XA1 for detail design of
                                   drilling facilities and drilling operations and maintenance for the Britannia platform between NDESL and Chevron U.K. Limited dated
                                   1st November 1994.

       "Buyer" means KCA Drilling Group Limited a company formed and existing under the laws of England with registered number 1059871.

       "Business Day"              means any day other than a Saturday or a
                                   Sunday on which clearing





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                                   banks in the City of London are open for
                                   business.

       "Cash Portion of the        means the aggregate of (i) L.20,000,000
       Purchase Price"             (ii) US$2,270,000, (iii) Pound Sterling
                                   294,815 and (iv) the amount in Sterling
                                   equal to the Consolidated Working Capital to be calculated as provided in Section 2.6 and
                                   (v) an amount in the currency in which it was paid equal to the Permitted Expenditure.

       "Closing"                   has the meaning set forth in Section 2.3
                                   below.

       "Closing Date"              has the meaning set forth in Section 2.3
                                   below.

       "Company"                   has the meaning set forth in the preface
                                   above further details of which are set out in Part I of Schedule 1.

       "Company Shares"            means all of the issued shares of the
                                   Company and "Company Share" means any one of them.

       "Conditions"                means the conditions set out in Section 7.

       "Confidential Information"  means any information concerning the businesses and affairs of the Target Group that is not already generally available to the public otherwise than as the result of a breach of an obligation of





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                                   confidentiality owed to the Target Group,
                                   including, without limitation, information concerning: the operation of any process; trade secrets; the manufacture, design or development of any products; the marketing of any products or services (including customer lists, financial information, sales statistics, survey reports and market share data); the selection and purchase of any component part or equipment existing in whatever form including but not limited to engineering and chemical data specifications, formulae, drawings, manuals, component lists, instructions, designs and circuit diagrams.

       "Consolidated Working       means the adjusted current net assets of the
       Capital"                    Target Group as at the Closing Date
                                   determined in accordance with the accounting principles and practices described in
                                   Schedule 2, plus an amount equal to the
                                   Redundancy Adjustment.

       "Consolidated Working       means the statement of Consolidated Working
       Capital Statement"          Capital to be prepared pursuant to Section
                                   2.6 and in accordance with the accounting principles and practices described in
                                   Schedule 2.





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       "Contracts"                 means those contracts to which the Company
                                   or any of the Subsidiaries is a party which are listed in (and as amended by the amendments referred to in) Schedule 3.

       "Disclosure Letter"         means the disclosure letter delivered by the
                                   Seller to the Buyer on the date hereof in the approved terms.

       "Drill Pipe"                means the drill pipe details of which are
                                   attached as Schedule 10, Part 1.

       "Encumbrance"               means any encumbrance or security interest
                                   of any kind whatsoever including (without limitation) any mortgage, pledge, lien, charge, hypothecation, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set off or counterclaim, trust arrangement or retention of title agreement or similar arrangement.





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       "Estimated Cash Portion     means the aggregate of (i) Pound Sterling
       of the Purchase Price"      20,000,000, (ii) US $2,270,000, (iii) Pound
                                   Sterling 294,815 and (iv) the amount in
                                   Sterling equal to the estimated amount of the Consolidated Working Capital to be calculated as provided in Sections 2.2.2 and
                                   2.6 and (v) an amount in the currency in which it was paid equal to the amount of any Permitted Expenditure.

       "Estimated Bonus"           means the amount which the Seller estimates
                                   as at the date of this Agreement will be payable by way of bonus pursuant to the Britannia Contract being Pound Sterling
                                   985,566 by way of Drilling Facilities Profit and Pound Sterling 601,537 by way of Topsides Alliance Incentive.

       "Excluded Assets"           means (i) all of the residential property
                                   owned by the Company or its Subsidiaries, and (ii) all of the right, title and interest of the Company and its Subsidiaries to the assets owned or leased by the branch of NDESL operating in the United States,
                                   (iii) those tenders and bids and (iv) the 99,900 shares of Pound Sterling 1 each in Paloak Limited all as identified in Schedule
                                   5 together with all liabilities of the
                                   Company and its Subsidiaries associated with items (i) to (v).





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       "Financial Statements"      means the audited balance sheets of the
                                   Company and each Subsidiary and the audited consolidated balance sheets of the Target Group as at, and the audited profit and loss accounts and cash flow statement of the Company and each Subsidiary and the audited consolidated profit and loss accounts of the Target Group for the financial periods ended on, 30 September 1994 and the Accounts Date together with the notes and directors' report and auditors' report and all other documents or statements annexed thereto or incorporated therein.

       "GAAP" means United Kingdom generally accepted accounting principles as in effect from time to time.

       "ICTA"                      means the Income and Corporation Taxes Act
                                   1988.

       "Independent Operator"      means Chevron U.K. Limited of 2 Portman
                                   Street, London W1H OAH or any assignee or successor thereto as party to the Britannia
                                   Contract.

       "Instrumentation"           means the instrumentation details of which
                                   are attached as Schedule 10, Part 2.





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       "Intellectual Property"     means all the intellectual property in any
                                   part of the world used, or required to be used by the Company or any Subsidiary in, or in connection with, its business including but not limited to trade marks, service marks, patents, utility models, registered design rights, applications for any of the foregoing, unregistered trade marks and service marks, trade and business names including rights in any get-up or trade dress, copyright (including rights in computer software), unregistered design rights and inventions.

       "Knowledge"                 means the actual knowledge of Mr R.
                                   Stratton, Mr L. Heidt, Mr E. Nelson, Mr G.
                                   Allan, Mr J. Bruce and Mr E. McLeod and any other matters of which they ought reasonably in the due performance of their respective duties in relation to the Target Group to be aware.

       "Liability for Taxation"    has the meaning set forth in the Tax
                                   Covenant.

       "Licence"                   means a licence, permit, certificate,
                                   consent, approval, registration or
                                   authorisation.


       "London Stock Exchange"     means the London Stock Exchange Limited.





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       "Most Recent Financial      means the unaudited balance sheet of the
       Statements"                 Company and each Subsidiary and the
                                   unaudited consolidated balance sheet of the Target Group as at, and the unaudited profit and loss account of the Company and each Subsidiary and the unaudited consolidated profit and loss account of the Target Group for, the financial period ended on the Most
                                   Recent Month End.

       "Most Recent Month End"     means 31 August 1996.

       "NDESL" means Nabors Drilling and Energy Services UK Limited registered in Scotland with company number 125584 further details of which are set out in Part 2 of Schedule 1.

       "Notional Tax Rate"         the statutory rate of corporation tax
                                   applicable to the tax period in which the Britannia Bonus or any part of it is included in taxable income of NDESL or any Relevant Party.

       "Ordinary Course of         means the ordinary course of business
       Business"                   consistent with past custom and practice.





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       "Parties"                   has the meaning set forth in the preface
                                   above and "Party" shall mean either one of them.

       "Permitted Expenditure"     means any capital expenditure made in
                                   accordance with the terms of Section 5.1.

       "Person" includes an individual, a partnership, body corporate, a trust, a joint venture, an unincorporated association or a governmental entity (or any department, agency, or political subdivision thereof) and includes a reference to that person's legal personal representatives and successors.

       "Properties"                means the properties details of which are
                                   set out in Schedule 6 and references to a "Property" include a reference to each of the individual Properties.

       "Purchase Price"            has the meaning set forth in Section 2.2
                                   below.

       "Redundancy Adjustment"     means a cash sum up to a maximum of
                                   Pound Sterling 150,000 equal to the
                                   aggregate amount paid by the Company or any of the Subsidiaries in the period from 24
                                   May 1996 until the date of this Agreement in connection with the termination of employment of the individuals listed in Part
                                   2 of Schedule 4 by reason of





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                                   redundancy (including any legal costs and
                                   expenses associated with any claims made in connection with such termination of employment).

       "Registered Intellectual    means any trade marks, service marks or
       Property"                   patents which have been registered at a
                                   public registry.

       "Relevant Party"            means any person to whom any of NDESL's
                                   rights and/or obligations under Britannia
                                   Contract are assigned or any successor of NDESL as party thereto.

       "Relevant Services"         means the services referred to in Section
                                   11.1.1(ii).

       "Resolutions"               means the shareholders' resolutions in the
                                   approved terms set out in the notice of
                                   extraordinary meeting attached to the Abbot
                                   Circular.

       "Retained Group"            means the Seller and any subsidiary or
                                   subsidiary undertaking of the Seller from time to time other than any member of the Target Group.

       "RTPA"                      means the Restrictive Trade Practices Act
                                   1976 and 1977.

       "Seller" has the meaning set forth in the preface above.





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       "Subsidiary"                means either of NDESL and TWSL and
                                   "Subsidiaries" means both of them.

       "subsidiary and             have the meanings given to them respectively
       subsidiary undertaking"     by sections 736 and 258 of the Act.

       "Target Group"              means the Company and each of the
                                   Subsidiaries.

       "Taxation"                  has the meaning given in the Tax Covenant.

       "Taxation Authority"        has the meaning given in the Tax Covenant.

       "Tax Covenant"              means the tax covenant contained in Schedule
                                   7.

       "Tax Refund"                means any tax refund (including any interest
                                   or repayment supplement thereon) to the
                                   extent that such refund relates to the
                                   period before the Closing Date and for the avoidance of doubt including any tax refund received in connection with the litigation referred to in Section 6.2.

       "TCGA"                      means the Taxation of Chargeable Gains Act
                                   1992.





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       "TWSL"                      means Thistle Well Services Limited
                                   registered in Scotland with company number
                                   139344 further details of which are set out in Part 3 of Schedule 1.

       "VAT" means, in the United Kingdom, value added tax.

       "VATA"                      means the Value Added Tax Act 1994.

       "Warrant"                   means the warrant to be issued by Abbot to
                                   the Seller as of the Closing Date in the approved terms.

       "Warranties"                means the representations, warranties and
                                   undertakings contained in Sections 3.1 and 4 and references to a "Warranty" shall be construed accordingly.

1.2 A document expressed to be "in the approved terms" shall mean any document which has been signed or initialled for the purposes of identification by or on behalf of the Seller and the Buyer.

1.3    In this Agreement, unless the context otherwise requires, reference to:

       1.3.1 a Section or Schedule is a reference to a Section of or Schedule to this Agreement;

       1.3.2 a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (whether before or after the date of this Agreement) and any prior or subsequent subordinate legislation made under it;





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       1.3.3  "holding company" and "body corporate" have the respective meanings attributed to them in sections 736 and 740 of the Act;

       1.3.4  a "company" has the meaning set out in section 735 of the Act;
              and

       1.3.5 a "connected person" is a reference to a person connected with another within the meaning of section 839 of ICTA.

1.4 The Schedules form part of this Agreement and shall be interpreted or construed as though they were set out in this Agreement.

1.5 The headings to the Sections, Schedules and paragraphs of the Schedules are for convenience only and shall not affect the interpretation of this Agreement.

2.     PURCHASE AND SALE OF COMPANY SHARES.

2.1 BASIC TRANSACTION. The Seller agrees to sell to the Buyer and the Buyer agrees to purchase the Company Shares free from any Encumbrances with full title guarantee (provided however that for the purposes of interpreting the words "full title guarantee" the provisions of sections 6(1) and 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 ("LPA") shall be deemed not to apply and, other than with regard to subsequent transfers of the Company Shares by the Buyer or an Affiliate of the Buyer to another Affiliate of the Buyer, the provisions of section 7 of the LPA shall also be deemed not to apply.

2.2 PURCHASE PRICE. In consideration of the transfer to the Buyer of the Company Shares, (a) the Buyer agrees to pay to the Seller (i) twenty million pounds sterling (Pound Sterling 20,000,000), (ii) two million two hundred and seventy thousand U.S. Dollars (US$2,270,000), (iii) Pound Sterling 294,815 and (iv) the amount in Sterling equal to the Consolidated Working Capital as of the





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       Closing Date and (v) an amount in the currency in which it was paid equal to the amount of any Permitted Expenditure and (b) Abbot agrees at the Closing Date to issue to the Seller the Warrant (together the "Purchase Price"). The Purchase Price shall be satisfied as follows:

       2.2.1 At Closing, the Buyer shall pay to the Seller the Estimated Cash Portion of the Purchase Price by telegraphic transfer of the Sterling component and the US Dollar component of the Estimated Cash Portion of the Purchase Price in immediately available funds into the following account of the Seller: account name Hong Kong Bank NY Foreign Exchange; account number 35206696; at Midland Bank plc, Swift code MIDL GB22, sort code 40-53-88;

       2.2.2 At least ten calendar days prior to Closing, the Seller shall prepare and deliver to the Buyer a statement setting forth (i) an estimate of the amount of the Consolidated Working Capital and the amount of any Permitted Expenditure, and (ii) a calculation of the Estimated Cash Portion of the Purchase Price based upon such estimate. In the event that the Buyer does not agree with the Seller's computation, the Buyer shall promptly notify the Seller of the same, the Seller shall promptly provide such additional information as the Buyer shall reasonably request to support such computation, and the Parties shall negotiate in good faith and attempt to agree, at least three Business Days prior to the Closing Date, upon an acceptable estimate of such amounts. Failing any such mutual agreement, the Estimated Cash Portion of the Purchase Price delivered at Closing shall be Pound Sterling 23,295,000 plus US$2,270,000.

       2.2.3 At Closing, Abbot will issue the Warrant. Abbot undertakes that there shall be no issuance of any equity securities, subdivisions, consolidations, exchange of shares, rights issues,





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              reductions of capital or the like of the issued share capital of
              Abbot after the date of this Agreement and on or before the Closing Date save for the placing and open offer described in the Abbot Circular.

       2.2.4 All stamp duty payable on the purchase of the Company Shares shall be borne by the Buyer.

2.3 THE CLOSING. The closing of the transactions contemplated by this Agreement ("CLOSING") shall take place at the offices of Pinsent Curtis, 69 Old Broad Street, London EC2, England 3 Business Days after the Conditions have been satisfied or waived (in accordance with Section 7) or such other date as the Parties may mutually determine (the "CLOSING DATE").

2.4    DELIVERIES AT THE CLOSING.  At Closing:

       2.4.1  the Seller will deliver to the Buyer:

              2.4.1.1 duly executed transfers of all of the Company Shares in favour of the Buyer together with the relative share certificates;

              2.4.1.2 duly executed transfers in favour of the Company of such shares in the Subsidiaries as are registered in the names of nominee holders, together with the relative share certificates;

              2.4.1.3 a copy, certified to be a true copy by a director or secretary of the Seller, of a resolution of the Seller's board of directors (or an authorised committee of that board) authorising the execution and completion of this





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                        Agreement and the execution of the Ancillary Documents
                        to which it is a party;

              2.4.1.4 duly executed power(s) of attorney in favour of the Buyer, or the Company in relation to the Subsidiaries, in the approved terms to enable the Buyer and the Company pending registration as the holder of the Company Shares or the shares in the Subsidiaries (as the case may be) to exercise all voting and other rights attaching to the Company Shares and the shares in the Subsidiaries;

              2.4.1.5 the title deeds and documents relating to each of the Properties as listed on Schedule 6 (which obligation shall be deemed satisfied by making them available at the offices of Paull & Williamsons at 6 Union Row, Aberdeen, Aberdeenshire AB1 1SA);

              2.4.1.6 a document from Hancock Mutual Life Insurance Company (and any Affiliates) ("Hancock") evidencing the release and discharge of all charges over the shares and assets of the Target Group and all guarantees given to Hancock by the Target Group together with the appropriate form under the Act evidencing the release and discharge of a charge dated 26 August 1992 in favour of the Royal Bank of Scotland plc over the assets of TWSL;

              2.4.1.7 a deed of acknowledgement from the Seller in the approved terms that all inter-group indebtedness between the Retained Group on the one hand and the Target Group on the other has been discharged in full;





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              2.4.1.8   a legal opinion from Baker & McKenzie, New York in
                        substantially the approved terms relating to the Seller;

              2.4.1.9 the resignation of Coopers & Lybrand as the auditors of each member of the Target Group, such resignation to contain a statement in accordance with Section 394 of the Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the relevant member of the Target Group;

              2.4.1.10 all the statutory books (duly written up to date) of the Company and the Subsidiaries and their respective certificates of incorporation and on change of name (if any) and common seals;

              2.4.1.11 letters of resignation in the approved terms from each of the directors and the secretary of the Company and the directors and secretary of each of the Subsidiaries, such resignations to take effect from close of the meeting of the board of directors of the Company referred to in Section 2.4.4 and letters of resignation in the approved terms from those of the Excluded Employees who have accepted employment with the Retained Group;

              2.4.1.12  the latest inspection reports in respect of the Drill
                        Pipe;

              2.4.1.13 the Buyer will deliver to the Seller the Estimated Cash Portion of the Purchase Price in accordance with the payment instructions specified in Section 2.2.1;





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              2.4.1.14  the Buyer will deliver to the Seller a legal opinion from a reputable firm of lawyers admitted in the practice of the Isle of Man in substantially the approved terms.

       2.4.2  Abbot will issue to the Seller the Warrant;

       2.4.3 the Seller shall cause the directors of the Company to hold a meeting of the board of directors of the Company at which they shall pass resolutions in the approved terms (inter alia) to:-

              2.4.3.1 approve the registration of the Buyer as a member of the Company subject only to the production of duly stamped transfers in respect of the Company Shares;

              2.4.3.2 accept the resignations referred to in Section 2.4.1.11 and appoint such persons as the Buyer may nominate as directors and secretary of the Company;

              2.4.3.3 revoke all authorities to the bankers of the Company relating to bank accounts and give authority to such persons as the Buyer may nominate to operate the same.

       2.4.4 the Seller shall procure that a board meeting of each of the Subsidiaries is held at which the directors:

              2.4.4.1 approve the registration of the Company as a member of its Subsidiaries in respect of, and subject only to the production of duly stamped transfers of, the shares referred to in Section 2.4.1.2;





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              2.4.4.2   accept the resignations referred to in Section 2.4.1.12
                        in respect of the relevant Subsidiary and appoint the persons nominated by the Buyer as directors and secretary of the Subsidiary;

              2.4.4.3 revoke all existing authorities to bankers relating to the operation of the Subsidiary's bank accounts and give authority in favour of the person nominated by the Buyer to operate such account.

2.5 If Closing does not proceed on the date set for Closing in Section 2.3 (or on the date to which Closing is postponed pursuant to Section 2.5.2) because any Party fails to discharge fully any of its obligations under this Section 2 or under Sections 5.5 to 5.8, the Buyer in the case of failure by the Seller or the Seller in the case of failure by the Buyer or Abbot may, without prejudice to any other remedies available except as such remedies are limited in Section 5.4, by notice to the other elect to:

       2.5.1  proceed to Closing so far as practicable; or

       2.5.2 postpone Closing to such date as the non-defaulting Party specifies being not later than 21 November 1996 in which event the provisions of this Agreement apply as if that other date is the date set for Closing in Section 2.3; or

       2.5.3  terminate this Agreement in which event the provisions of Section
              9.2 shall apply.





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2.6    POST-CLOSING ADJUSTMENT.

       2.6.1 On or before the date that is 125 calendar days following the Closing Date (or the next Business Day if such date is not a Business Day), the Buyer will prepare and deliver to the Seller a statement ("the Consolidated Working Capital Statement") showing the actual amount of the Consolidated Working Capital together with the amount of any Permitted Expenditure. The Seller shall use all reasonable endeavours to procure that Coopers & Lybrand shall grant to the Buyer access to their working papers for the Seller and for the Retained Group to the extent reasonably required to enable the Buyer to prepare the Consolidated Working Capital Statement and the Seller shall promptly make available to the Buyer all information which is in the possession of the Retained Group which may reasonably be required to prepare the Consolidated Working Capital Statement.

       2.6.2 The Buyer shall make available to the Seller all information which shall be in the possession of the Buyer or any member of the Target Group and shall use all reasonable endeavours to procure that the accountants acting on behalf of the Buyer in connection with the preparation of the Working Capital Statement shall grant to the Seller access to their working papers in respect of the Working Capital Statement to the extent reasonably required by the Seller for the Seller to verify whether the Consolidated Working Capital Statement is correct. Within 30 calendar days following delivery of the Consolidated Working Capital Statement to the Seller, the Seller shall notify the Buyer whether it agrees with the Consolidated Working Capital Statement. If the Seller disagrees with the Consolidated Working Capital Statement, the Seller shall provide the Buyer with a written notice specifying the basis for the Seller's disagreement, and the Seller and the Buyer shall work in good faith to reach agreement on the amount of the Consolidated Working Capital. In the absence of a written notice from the Seller to the Buyer, specifying the basis for the Seller's disagreement, the Seller shall be deemed to have agreed the amount of the Consolidated Working Capital contained in the Consolidated Working Capital Statement delivered to it pursuant to Section 2.6.1.

       2.6.3 If the Buyer and the Seller fail to reach agreement on the amount of the Consolidated Working Capital within 30 calendar days following the date of written notice given in accordance with clause 2.6.2, either the Seller or the Buyer may cause the matter to be referred to one of the "Big Six" independent public accounting firms as the Seller and the Buyer may mutually agree. In default of agreement within 3 Business Days of one party nominating a firm, any Party shall be entitled to request the President of the Institute of Chartered Accountants in England and Wales to select such independent accounting firm (other than Coopers & Lybrand and Arthur Andersen). The fees and disbursements of such accountants shall be borne equally by the Buyer and the Seller. Such accountants shall examine the records of the Seller, the Target Group and the Buyer, and, no later than 90 calendar days following the date upon which such matter shall be referred to such accountants, such accountants shall determine the amount of the Consolidated Working Capital and the amount of any Permitted Expenditure. Any such determination (i) shall (except as to any manifest error) be final and binding on the Parties, and (ii) may be enforced by appropriate judicial or other proceedings.

       2.6.4 The Cash Portion of the Purchase Price shall reflect any such determination by such accountants. If the Cash Portion of the Purchase Price (whether by agreement of the Parties or after giving effect to any such determination by such accountants) exceeds the Estimated Cash Portion of the Purchase Price paid at the Closing, the Buyer shall pay to the Seller the amount of such excess plus interest thereon from the Closing Date until paid at the Applicable Rate. If the Cash Portion of the Purchase Price (whether by agreement of the Parties or after giving effect to any such determination by such accountants) is less than the Estimated Cash Portion of the Purchase Price paid at the Closing, the Seller shall pay to the Buyer the amount of such shortfall plus interest thereon from the Closing Date until paid at the Applicable Rate. Such payment shall be made, in either case, within 15 calendar days following the agreement of the Parties or the final determination of the Cash Portion of the Purchase Price by such accountants. All of such interest shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be.

3.     REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1
       are  true and   accurate as of the date of this Agreement except as
       fairly set forth in  the Disclosure Letter.

       3.1.1 ORGANIZATION OF SELLER. The Seller is duly organized and validly existing under the laws of the jurisdiction of its incorporation.

       3.1.2 AUTHORISATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party and to perform its obligations thereunder. This Agreement and each of the Ancillary Documents to which it is a party constitute the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       3.1.3 NONCONTRAVENTION. Neither the execution and the delivery of the Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated thereby, will
              (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (ii) violate any provision of Seller's charter or bylaws or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

       3.1.4 BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are true and accurate as of the date of this Agreement.

       3.2.1 ORGANIZATION OF THE BUYER. The Buyer is a corporation duly incorporated under English law.

       3.2.2 AUTHORISATION OF TRANSACTION. The Buyer has full power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party and to perform its obligations thereunder. This Agreement and each of the Ancillary Documents to which it is a party constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       3.2.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby, will
              (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or (ii) violate any provision of its Memorandum or Articles of Association or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

       3.2.4 BROKERS' FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

3.3 REPRESENTATIONS AND WARRANTIES OF ABBOT. Abbot represents and warrants to the Seller that the statements contained in this Section 3.3 are true and accurate as of the date of this Agreement.

       3.3.1 ORGANIZATION OF ABBOT. Abbot is a corporation duly incorporated under English law.

       3.3.2 AUTHORISATION OF TRANSACTION. Abbot has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, without limitation, to issue the Warrant to the Seller on the Closing Date and to comply with its obligations thereunder. This Agreement and each of the Ancillary Documents to which it is a party constitutes the valid and legally binding obligation of Abbot, enforceable in accordance with its terms and conditions. Abbot need not give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any other person in order to consummate the transactions contemplated by this Agreement.

       3.3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Ancillary Documents to which it is a party, nor the consummation of the transactions contemplated hereby, will
              (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Abbot is subject or (ii) violate any provision of its Memorandum or Articles of Association or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Abbot is a party or by which it is bound or to which any of its assets is subject.

       3.3.4 BROKERS' FEES. Abbot has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

       3.3.5 CAPITALIZATION. The authorised share capital of Abbot is Pound Sterling 31,500,000 comprising 185,000,000 ordinary shares of 15 pence each and 3,750,000 convertible preference shares of Pound Sterling 1 each of which 108,064,471 ordinary shares and 3,750,000 convertible preference shares are issued and are fully paid. Upon the successful completion of the placing and open offer referred to in the Abbot Circular, Abbot's authorised share capital will be Pound Sterling 31,500,000, comprising 185,000,000 ordinary shares of 15 pence each and 3,750,000 convertible preference shares of Pound Sterling 1 each of which 130,277,365 ordinary shares and 3,750,000 convertible preference shares will be issued and fully paid.

3.4    The representations and warranties contained in Sections 3.2.2, 3.2.3,
       3.3.2 and 3.3.3 insofar as they relate to the performance of the obligations of Abbot and the Buyer in Sections 2.2, 2.4.2 and 2.4.3 are given subject to the satisfaction of the Conditions in Section 7.1.1 and 7.1.2.

4.     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS
       SUBSIDIARIES.

4.1 The Seller represents and warrants to the Buyer that the statements contained in Schedule 8 are true and accurate as of the date of this Agreement and except as fairly set forth in the Disclosure Letter, or as set forth in this Agreement or any Schedule to this Agreement.

4.2 Save as provided in the Disclosure Letter and save for any information within the actual knowledge of any executive member of the Board of Directors of Abbot (which information shall be deemed to be known to the Buyer), no information of which Abbot or the Buyer has knowledge shall prejudice any claim being made by the Buyer under any of the Warranties, nor shall it affect the amount recoverable under any such claim and, subject thereto, neither the rights and remedies of the Buyer, nor the Seller's liability in respect of the Warranties shall be affected by any investigation made by or on behalf of the Buyer into the Target Group.

4.3 Each of the Warranties shall be interpreted as a separate and independent Warranty and shall not be deemed to be limited by reference to any other Warranty.

4.4 No information supplied by, or on behalf of, the Company or its Subsidiaries to the Seller or its advisers in connection with the business and affairs of the Target Group constitutes a representation, warranty or undertaking to the Seller as to its accuracy by the Company or its Subsidiaries and the Seller waives each and every claim which it may have against the Company, its Subsidiaries or their respective employees in respect of such information.

5.     PRE-CLOSING COVENANTS.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1 OPERATION OF BUSINESS. The Seller shall procure that the Company and its Subsidiaries shall, save to the extent required or permitted by this Agreement or to enable the Seller to perform its obligations under this Agreement including its obligations to procure the transfer of the Excluded Assets, the Drill Pipe and the Instrumentation and the discharge of all bank indebtedness and intercompany accounts pursuant to Sections 5.5 to 5.8, conduct its business only in the Ordinary Course of Business so as to maintain it as a going concern and shall not without the prior written consent of the Buyer;

       5.1.1 create, allot, issue, repay, redeem or grant any options over any share or loan capital of the Company or its Subsidiaries or agree to do any of those things;

       5.1.2 acquire or dispose of or agree to acquire or dispose of any share or other interest in any company, partnership or other venture;

       5.1.3 acquire or dispose of or agree to acquire or dispose of any individual fixed asset with a book value in excess of Pound Sterling 5,000 nor fixed assets with an aggregate book value in excess of Pound Sterling 100,000;

       5.1.4  declare, make or pay any dividend or other distribution;

       5.1.5  pass a shareholders' resolution;

       5.1.6 create, or agree to create, an Encumbrance over any asset or redeem, or agree to redeem, an existing Encumbrance over any asset;

       5.1.7 acquire or dispose of any freehold or leasehold property or grant or terminate any lease or third party right (including Licences) in respect of any of the Properties nor agree to do any of those things or change the existing use of the Properties or change or agree to change the terms of any lease or third party rights in respect of the Properties or the rents or fees payable thereunder;

       5.1.8 make or agree to make any amendment to any of the Contracts which amendment has the effect of increasing costs to the Target Group or decreasing revenues to the Target Group in an aggregate value on an annualised basis in excess of Pound Sterling 50,000, or terminate any of the Contracts;

       5.1.9 amend the terms of employment of any employee of the Target Group (including as to pension commitments and share options) or offer to engage any new employee or consultant at an annual salary or fee (on the basis of full time engagement) in excess of Pound Sterling 25,000 or dismiss any Employee save for the hiring or dismissal of offshore employees where such action is reasonably required to enable the Target Group to comply with its obligations under any Contract or other drilling contract (if any);

       5.1.10 compromise, settle, release, discharge or compound any litigation or arbitration proceedings except where the costs of such litigation or arbitration proceedings are to be borne by the Seller pursuant to the terms of Section 6.2 of this Agreement in which case the Seller shall have absolute discretion in the handling of such proceedings;

       5.1.11 enter into any new contracts for the provision of labour services for drilling platforms or enter into any other contracts for the supply of goods or services with an annual revenue or cost in excess of Pound Sterling 50,000;

       provided that (i) where any capital expenditure is made by the Target Group which is not in breach of this Section 5.1 after the date of this Agreement and prior to Closing such sum shall be added to the Purchase Price as Permitted Expenditure payable by the Buyer, and (ii) this
       Section 5.1 shall not prevent the Seller making any ex-gratia payment to, or granting or permitting to be exercised any option over shares (other than shares in any company in the Target Group) by, any employee of the Target Group or from offering employment with the Retained Group to the employees listed in Schedule 4, Part 1.

5.2 OWNERSHIP OF SHARES. In the period prior to Closing, the Seller will retain the entire legal and beneficial ownership of the Company Shares and of the entire issued share capital of the Subsidiaries (subject to legal title held by nominee shareholders as set out in Parts 2 and 3 of
       Schedule 1).

5.3 NOTIFICATION. The Seller undertakes prior to Closing to notify immediately the Buyer in writing if it becomes aware that any of the circumstances set out in paragraphs (i), (ii) or (iv) of Section 5.4 have arisen or will arise.

       5.3.1 REMEDIES FOR BREACH. Notwithstanding any breach by the Seller of a provision of this Agreement including any breach of the Warranties, the Buyer shall proceed to Closing and shall not be entitled in any circumstances to rescind or terminate this Agreement, save in the case of (i) fraud by the Seller or (ii) the Seller not having disclosed to the Buyer prior to the date of this Agreement the fact that it had given or received notice of termination of any Contract or that any Contract had been terminated or (iii) the Seller not having complied with its obligations under Sections 2.4.1, 2.4.4 and 2.4.5 or under Sections 5.5 to 5.8 at or prior to Closing or (iv) the Seller failing to deliver the Company Shares at Closing in accordance with the provisions of Section
              2.1 or failing to deliver the shares of the Subsidiaries in accordance with paragraph 5.1 of Schedule 8.

       5.3.2 If the Buyer decides to proceed to Closing and not to exercise its right of rescission this shall be without prejudice to any rights the Buyer may have to claim damages for breach of contract or to exercise any other right or remedy, whether under this Agreement or otherwise, resulting from a breach of this Agreement or the Warranties, but subject in each case to all other limitations on the Seller's liability contained in this Agreement. The Buyer shall in no circumstances be entitled to rescind this Agreement after Closing.

5.4 BORROWED FUNDS. Seller shall procure that, as of the Closing Date, no member of the Target Group shall have any indebtedness to any bank or other financial institution.

5.5 EXCLUDED ASSETS. To the extent that such assignments or transfer have not occurred prior to the date hereof the Seller shall prior to Closing cause each member of the Target Group to assign or transfer to a member of the Retained Group all Excluded Assets (whether paid in cash or left outstanding as an intercompany debt, but subject always to compliance with Section 5.5) and any such assignment or transfer shall be permitted without the consent of the Buyer, provided however, that:-

       5.5.1 if any such assignment or transfer shall be prohibited without the consent of a third party and such consent shall not have been obtained prior to the Closing, then (i) such assignment or transfer shall not be completed prior to the Closing, (ii), from and after the Closing, the Buyer and the Seller will use all reasonable commercial efforts to obtain such third-party consent,
              (iii), if the Buyer obtains such third-party consent, the Buyer will cause the company which owns such Excluded Asset to transfer such Excluded Asset to the Seller or its designee for the consideration attributed to it in Schedule 5, pursuant to a deed or other assignment document reasonably acceptable to the Seller and the Buyer. The Seller shall indemnify and keep indemnified the Buyer and its Affiliates from and against any claims, proceedings, costs and liability (other than any liability arising out of any action of the Buyer, any of its Affiliates or any member of the Target Group from and after the Closing) arising out of (A) the ownership of such Excluded Asset, and (B) any such transfer; and

       5.5.2 the Seller shall not be obliged to cause NDESL to transfer the 99,900 shares of L.1,00 each in Paloak Limited, but shall be entitled to do so if it so desires.

5.6 ACCOUNTS WITH AFFILIATES. Prior to Closing, the Seller shall procure that, as of the Closing Date, all intercompany loan accounts or indebtedness including any trading accounts between (i) the Retained Group and (ii) the Target Group are discharged in full.

5.7 DRILL PIPE AND INSTRUMENTATION. The Seller shall procure that prior to Closing the Drill Pipe and the Instrumentation shall be transferred to NDESL free from any Encumbrance and with full title guarantee, but with the provisions of Sections 6(1) and 6(2) of the LPA disapplied and, other than with regard to subsequent transfers between NDESL and an Affiliate or between Affiliates of NDESL, with the provisions of Section 7 of the LPA disapplied (subject, in the case of the Instrumentation, to a contract right in favour of Elf Caledonia Limited) for an aggregate cash price payable by NDESL (excluding any VAT, if applicable) of two million two hundred and seventy thousand US dollars (US$2,270,000) and two hundred and ninety-four thousand eight hundred and fifteen pounds
       (Pound Sterling 294,815). The Seller shall also procure the assignment to NDESL (to the extent such rights are capable of assignment) of all such manufacturer's rights, warranties and guarantees as may be available to the transferor in connection with the Instrumentation.

5.8 CHANGE OF CORPORATE NAMES. The Buyer acknowledges that the Seller may cause the Company and the Subsidiaries at or prior to Closing to effect changes to their respective names to remove therefrom the name "Nabors". Abbot undertakes that no member of the Abbot Group shall at any time use such name or the names "Sundowner" or "Canrig" or any substantially or confusingly similar name, or any trademark, logo or symbol that includes or is otherwise associated with any such name, for any purpose, including without limitation in connection with the marketing of any products or services by the Target Group; and insofar as changes to such names have not been effected at or prior to Closing, the Buyer shall procure that all necessary steps are taken to complete such changes of names within 5 Business Days from Closing. Notwithstanding the foregoing, the Buyer may, for a period not exceeding 90 days immediately following Closing, use machinery and equipment that has affixed thereto the name "Nabors" provided, however, that (i) the Buyer shall use all reasonable endeavours to erase, cover or remove such name as soon as possible after Closing and (ii) the Buyer shall indemnify and hold harmless the Seller and any member of the Retained Group from and against any loss, liability, damage or claim that the Seller or any member of the Retained Group may suffer as a result of such use by the Buyer of such names, trademarks, logos or symbols.

5.9 FULL ACCESS. The Seller will permit, and the Seller will cause each of the Company and its Subsidiaries to permit, representatives of the Buyer to have access at all reasonable times subject to reasonable notice, and in a manner so as not to interfere unnecessarily with the normal business operations of the Company and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries other than to the Excluded Assets. The Buyer will treat as confidential and hold as such any Confidential Information it receives from the Seller, the Company, and its Subsidiaries in the course of the reviews contemplated by this Section 5.10, will not at any time hereafter use any of the Confidential Information or disclose or divulge any such Confidential Information except in connection with this Agreement or to meet the requirements of the London Stock Exchange or other governmental or regulatory authorities, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller, the Company, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

6.     POST-CLOSING COVENANTS.

The Parties agree as follows with respect to the period following the Closing.

6.1 GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

6.2 TAX LITIGATION. For the avoidance of doubt and, notwithstanding any of the terms of the agreement between Loffland Brothers North Sea, Inc.

       and NDESL dated 21 September 1990 providing for the transfer of the business and assets of Loffland Brothers North Sea, Inc. to NDESL, nothing in this Agreement shall limit or restrict the rights of the Seller or Loffland Brothers North Sea, Inc. to conduct, compromise, settle or resist the High Court litigation (number CH 1996 G4108) and any related litigation in whatsoever manner it sees fit and without any need to refer to, consult or seek or obtain any consent or approval of the Buyer, NDESL, or their respective successors or assigns in relation thereto. The Buyer shall procure that neither it nor NDESL nor any of their respective successors or assigns shall in any way so limit or restrict the rights of or impose any obligations upon the Seller or Loffland Brothers North Sea Inc in relation to such litigation. The Buyer shall further procure that neither it nor NDESL nor any of their respective successors or assigns shall demand payment from the Inland Revenue or assert any right to receive payment from the Inland Revenue in relation thereto without having obtained the prior consent in writing of Loffland Brothers North Sea, Inc. The Seller shall indemnify and keep indemnified the Buyer and the Target Group from and against any claims, proceedings, liability, damages, costs and expenses which the Buyer or the Target Group may incur or suffer in relation to the litigation referred to in this Section 6.2 whatsoever.

6.3    TAX RETURNS.

       6.3.1 The Seller or its duly authorised agent shall prepare the tax returns of the Company and its Subsidiaries for the accounting periods ended on or prior to 30 September 1996.

       6.3.2 The Buyer shall procure that the Company and its Subsidiaries shall cause the returns mentioned in Section 6.3.1 to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Seller shall agree provided that the Buyer shall not be obliged to procure that the Company and its Subsidiaries take any such action as is mentioned in this Section 6.3.2 in relation to any tax return that is not true and accurate in all material respects.

       6.3.2 Subject to Section 6.3.4 the Seller or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the tax returns of the Company and its Subsidiaries for all accounting periods ended on or prior to 30 September 1996 and the Buyer shall procure that the Company and its Subsidiaries shall afford such access at all reasonable times subject to reasonable notice and in a manner so as not to interfere unnecessarily with the normal business operations of the Company and its Subsidiaries to such books, accounts and records as the Seller may require to enable the Seller or its duly authorised agent to prepare those returns and conduct matters relating thereto in accordance with the Seller's rights under this Section.

       6.3.3 The Seller shall keep the Buyer fully informed as to any action taken or proposed to be taken in conjunction with Section 6.3.3.

       6.3.4 The Buyer shall afford the Seller the opportunity to make such amendments as the Seller reasonably believes are necessary to the tax return or tax returns that relate to the period from 1 October 1996 to Closing provided that the Buyer shall not be obliged to procure that the Company and its subsidiaries take any such action in relation to any tax return that is not true and accurate in all material respects.

       6.3.5 The Buyer shall keep the Seller informed as to any action taken or proposed to be taken in conjunction with Section 6.3.5 and shall not submit any documentation or correspondence to the relevant Taxation Authority until the Seller has approved them, such approval not to be unreasonably withheld or delayed.

6.4 RELEASE OF GUARANTEES. Abbot shall and shall procure that the Abbot Group and the Target Group shall use their respective reasonable endeavours to procure that as soon as practicable after Closing the Seller and all members of the Retained Group shall be released from any guarantee or surety (whether or not listed in Part 1 of Schedule 9 and where not so listed as soon as practicable after Abbot or any member of Abbot's Group becoming aware of the existence of such guarantee or surety) given by any of them to any third party in respect of the performance of the obligations of any member of the Target Group under the terms of any agreements entered into by any of them which endeavours shall include the offering by Abbot of a guarantee in identical terms in substitution for the guarantee of the relevant member of the Retained Group and pending such release shall indemnify and keep indemnified the Seller for itself and as trustee for all members of the Retained Group against any and all liabilities, costs, claims, proceedings and damages which may arise in connection with any guarantee or surety given in respect of the performance of the obligations of any member of the Target Group (whether or not listed in Part 1 of Schedule 9) other than to the extent that they arise out of any default of the Seller or any member of the Retained Group or any member of the Target Group prior to Closing.

       6.4.1 On the Closing Date Abbot shall (i) pay to the Seller the sum of Pound Sterling 125,000 in the same manner as the Sterling payment is made under Section 2.2.1 or in a manner otherwise agreed between Abbot and the Seller (ii) include (and during the following six months maintain the inclusion of) each member of the Retained Group which is listed as a guarantor in Part I of
              Schedule 9 as an additional insured on such insurance policies as are required to comply with the obligations of the Target Group under the relevant Contracts, and (iii) at Seller's request, supply copies of certificates evidencing the same. Upon the expiry of six months from the Closing Date and on each anniversary of such date (or the first subsequent Business Day thereafter if such anniversary is not a Business Day) ("the Anniversary Date"), unless on that date all members of the Retained Group have been released from all guarantees referred to in Section 6.4.1, Abbot shall (i) pay to the Seller the sum of Pound Sterling 250,000 in the same manner as the Sterling payment is made under Section 2.2.1 or in a manner otherwise agreed between Abbot and the Seller and (ii) procure that each member of the Retained Group which is listed as guarantor in Part 1 of Schedule 9 continues until the following Anniversary Date to be included as an additional insured on such policies aforesaid and (iii) at the Seller's request supply copies of certificates evidencing the same.

       6.4.2  In the event that all of the guarantees referred to in Section
              6.4.1 have been released prior to the expiry of six months from the Closing Date or prior to the expiry of twelve months from any Anniversary Date upon which the last payment was made under
              Section 6.4.2, the Seller shall refund to Abbot such percentage of Pound Sterling 125,000 (in the case of the six months following the Closing Date) or such percentage of Pound Sterling 250,000 (in the case of the twelve months between any two Anniversary Dates) as is equal to the percentage which the unexpired portion of such period represents of the whole of such period.

       6.4.3 The Seller shall use all reasonable endeavours to procure that as soon as practicable after Closing the Target Group shall be released from all guarantees and sureties given by any member of the Target Group to any third party in respect of the performance of the obligations of any member of the Retained Group under the terms of any agreements entered into by any of them, which includes without limitation those listed in Part 2 of Schedule 9, which endeavours shall include the offering by the Seller of a guarantee in identical terms in substitution for the guarantee of the relevant member of the Target Group and pending such release shall indemnify and keep indemnified the Buyer for itself and as trustee for all members of the Target Group against any and all liabilities, costs, claims, proceedings and damages which may arise in connection with any such guarantee or surety other than to the extent that they arise out of any default of the Abbot Group or any member of the Target Group after Closing.

6.5    BRITANNIA CONTRACT.  The Buyer shall procure that:

       6.5.1 NDESL and any Relevant Party shall with effect from Closing perform all its outstanding obligations under the Britannia Contract in the Ordinary Course of Business and so as to ensure that the amount of and the timing of payment of the Britannia Bonus shall not be adversely affected;

       6.5.2 NDESL and any Relevant Party shall not without the Seller's prior written consent assign the Britannia Contract (except for an assignment to another member of the Abbot Group if the assignment will not adversely affect the amount of or timing of payment of the Britannia Bonus) and shall not otherwise divest itself of any rights or obligations thereunder in either case during the period until the Buyer shall have complied with all of its obligations under Section 6.5.6 or until the Seller has been released from the guarantee of the Britannia Contract referred to in Part 1 of
              Schedule 9, whichever is later;

       6.5.3 no member of the Abbot Group shall initiate any action nor agree to any proposal whereby the terms of the Britannia Contract are amended or any other arrangements are entered into which is likely to adversely affect the amount of or the timing of payment of the Britannia Bonus save (i) with the Seller's written consent, which consent (or refusal to consent) shall not be unreasonably delayed or (ii) if the Seller has received at the date of any such action, amendment or other arrangement referred to in this Section 6.5.3, payment from the Buyer or from Abbot of a sum equal to the Estimated Bonus after deduction of a sum representing tax at the Notional Tax Rate and the Seller has at such date been released from the guarantee of the Britannia Contract referred to in Part 1 of
              Schedule 9;

       6.5.4 NDESL and any Relevant Party shall supply to the Seller immediately upon receipt a copy of the monthly cost reports prepared by the Independent Operator in connection with the Britannia Contract;

       6.5.5 NDESL and any Relevant Party shall use all reasonable endeavours to procure that payment of the Britannia Bonus is made by the Independent Operator strictly in accordance with the terms of the Britannia Contract as at the date hereof or as varied pursuant to
              Section 6.5.3 and in any event within 60 days of the due date therefor; and if there is any dispute with the Independent Operator as to the amount of the Britannia Bonus payable, neither NDESL or any Relevant Party nor any member of the Abbot Group shall seek to compromise or settle the amount of such bonus without the consent of the Seller; the Seller may at any time after the expiry of such 60 day period and shall, after it has refused to give its consent to any compromise or settlement, take over the conduct of such claim against the Independent Operator and the Buyer shall procure that NDESL or any Relevant Party shall take such action with respect to the conduct of such claim as the Seller shall reasonably request subject to the Seller indemnifying and keeping NDESL or any Relevant Party indemnified against all costs and expenses thereby incurred;

       6.5.6 not later than 7 days after receipt by NDESL or any Relevant Party or any member of the Abbot Group of the Britannia Bonus (or any part of it) the Buyer shall, subject to section 6.5.7, pay to the Seller the amount of such receipt in the currency received after deduction of a sum representing tax at the Notional Tax Rate. Such payment shall be made by telegraphic transfer of immediately available funds into such bank account of the Seller as was specified pursuant to Section 2.2.1 or such other account as may previously have been notified in writing by the Seller to the Buyer;

       6.5.7 notwithstanding Section 6.5.6, the Buyer shall not be obliged to pay over any sums received by NDESL or any Relevant Party or any member of the Abbot Group or by any successor or assign of any of them by way of Britannia Bonus Account Payment until the date upon which such person receives payment of the Drilling Facilities Profit as finally determined at which time the Buyer shall pay over a sum equal to the Drilling Facilities Profit less the sum of all Britannia Bonus Account Payments received by NDESL or any Relevant Party prior to the Closing Date net of a sum representing tax at the Notional Tax Rate on the amount of such payment and such sums shall be treated for all purposes thereafter as if they were part of the Drilling Facilities Profit portion of the Britannia Bonus;

       6.5.8 interest shall be chargeable at the rate of 3% per annum over the base rate of National Westminster Bank plc compounded monthly on sums which are overdue under Section 6.5.6, from the due date for payment thereunder until the date of actual payment to the Seller.

6.6 CONTRACTS. The Seller agrees to indemnify the Buyer and keep the Buyer indemnified (for itself and as trustee for the benefit of each member of the Target Group) from and against all liabilities damages and costs arising out of or in connection with any claim or proceedings made (whether commenced before or after the date of this Agreement) against any member of the Target Group by any other party to any contract (including the Contracts) to which any member of the Target Group is or has at any time prior to the date of this Agreement been a party as a result of any breach prior to Closing by such member of the Target Group of any term of such contract (where such breach gives rise to a liability for a member of the Target Group in excess of L.50,000) and except to the extent that the Buyer has continued such breach after Closing, provided always that the liability of the Seller under this
       Section 6.6 shall be limited to the full amount of the claim made by the other party to such contract (including any damages awarded to such other party for lost profits or without limitation other consequential losses) and shall in no circumstances include any other damages, lost profits or, without limitation, other consequential losses of the Buyer or other member of the Target Group or the Abbot Group (other than the costs and expenses of the Buyer or other relevant member of the Target Group of defending such claim) resulting from the termination of such contract and provided further that the liability of the Seller shall be subject to the limitations referred to in Section 8 other than Section 8.2.

7.     CONDITIONS TO OBLIGATION TO CLOSE.

7.1    CONDITIONS.  Closing shall be subject to the Buyer's rights under
       Section 5.4 and:

       7.1.1 the passing by Abbot's shareholders without amendment of the ordinary resolution and the special resolution set out in the notice of extraordinary general meeting attached to the Abbot Circular; and

       7.1.2 the admission to listing of the shares which are the subject of the placing and open offer described in the Abbot Circular on the London Stock Exchange becoming effective;

       7.1.3 the Seller having complied with its covenants hereunder to discharge intercompany and third party indebtedness, to procure transfer of the Excluded Assets out of the Target Group and to transfer the Drill Pipe and Equipment to NDESL all as more particularly detailed in Sections 5.5 to 5.8; and

7.2 The Buyer shall use all reasonable endeavours to procure fulfilment of the Condition set out in Sections 7.1.1 and 7.1.2 including without limitation making application to the London Stock Exchange not later than 14 November 1996 for the admission of the shares which are subject to the placing and open offer described in the Abbot Circular; and the Seller shall use all reasonable endeavours to procure fulfilment of the Condition set out in Section 7.1.3 in each case as soon as possible and shall notify the other immediately upon fulfilment of each such Condition.

7.3 If either the Buyer, Abbot or the Seller becomes aware of any matter, circumstance or thing that might prevent a Condition being satisfied it shall immediately notify the other.

7.4 The Buyer shall be entitled to waive the Condition (or any part of it) contained in Section 7.1.3 and the Seller shall be entitled to waive the Condition contained in Section 7.1.1 so far as it relates to the passing of the special resolution but not so far as it relates to the passing of the ordinary resolution.

8. LIABILITY UNDER REPRESENTATIONS AND WARRANTIES. The provisions of this Section shall operate to limit the liability of the Seller in respect of any claim under or in connection with (i) the Warranties referred to in
       Section 4, (ii) Section 6.6 and (iii), except where expressly provided to the contrary, the Tax Covenant and references to "claim" and "claims" shall be construed accordingly. The Parties agree as follows:

8.1 AGGREGATE LIABILITY. The maximum aggregate liability of the Seller in respect of all claims shall not exceed Pound Sterling 20,000,000;

8.2 SMALL CLAIMS. Except in relation to a claim in respect of Taxation, under the Tax Covenant or under Section 6.6 where no such limit applies, no liability shall attach to the Seller where the amount of any claim is less than Pound Sterling 20,000, such claims being ignored for the purposes of calculating the liability of the Seller under this Agreement;

8.3 DEDUCTIBLE. Except in relation to a claim in respect of Taxation or under the Tax Covenant where no such limit applies, no liability shall attach to the Seller unless the aggregate amount of all claims for which it would, in the absence of this provision, be liable shall exceed
       Pound Sterling 500,000 and in such event the Seller shall only be liable for the excess;

8.4 NOTIFICATION OF CLAIMS. No claim shall be brought against the Seller unless:-

       8.4.1 written particulars thereof (stating in reasonable detail of which the Buyer is aware the specific matters in respect of which the claim is made) shall have been notified in writing to the Seller before in the case of a claim relating to Taxation or under the Tax Covenant 31 December 2003 or in relation to any other claim 31 March 1998; and

       8.4.2 in the case of a claim other than one relating to Taxation or under the Tax Covenant proceedings in respect of the claim shall have been commenced by being both issued and served within twelve months of the giving of such notice and in the case of a claim relating to Taxation or under the Tax Covenant proceedings in respect of the claim shall have been commenced by being both issued and served on or before 31 December 2004;

8.5 NOTIFICATION AS SOON AS PRACTICABLE. No liability shall attach to the Seller in respect of any claim other than a claim relating to Taxation or under the Tax Covenant unless notice is given to the Seller of the relevant facts of that claim as soon as reasonably practicable and in any event no later than 90 days after the senior management of the Buyer or any member of Target Group becomes aware thereof provided that a failure to comply with this provision shall not prevent the Buyer recovering damages for any such claim to the extent it can show that the Seller has not been prejudiced by such failure;

8.6 THIRD PARTY CLAIMS. In the event that a claim other than a claim under the Tax Covenant against the Seller arises as a result of or in connection with a liability to or a dispute with any third party, then,

       8.6.1 if the sum claimed is Pound Sterling 250,000 or more and if the Seller notifies the Buyer in writing of its wish to have conduct of the liability or dispute with the third party, the Buyer shall (provided that it is indemnified and kept indemnified by the Seller against any costs and expenses which may be incurred by the Buyer in taking such action) take and shall procure that the relevant member of the Target Group shall take such action to avoid, dispute, resist, appeal, compromise or contest such liability or dispute as may be reasonably requested by the Seller;

       8.6.2 if the sum claimed is less than Pound Sterling 250,000, and/or until the Seller has elected to have conduct of a given liability or dispute under Section 8.6.1, the Buyer shall be free to conduct such liability or dispute provided that no such liability or dispute shall be admitted, settled or discharged without the written consent of the Seller such consent (or refusal to consent) not to be unreasonably delayed;

       8.6.3 if the Seller shall have refused to give its consent to any admission, settlement or discharge, the Buyer may (i) elect to retain conduct of the liability or dispute in which event the Buyer shall be responsible for the whole amount of any subsequent settlement of or judgment in respect of such liability or dispute including any associated costs and expenses and shall not be entitled to recover all or any part thereof from the Seller or
              (ii) elect that the Seller take over exclusive conduct of the liability or dispute in which event the Seller shall be responsible for the whole amount of any subsequent settlement of or judgment in respect of such liability or dispute including any associated costs and expenses less any deductible which may be applicable pursuant to Section 8.4 for which the Buyer shall be responsible; and

       8.6.4 where the Seller has conduct of any liability or dispute in accordance with Sections 8.6.1 to 8.6.3, the Seller shall report to the Buyer at intervals of not less than once in a period of thirty days.

8.7 CLAIMS AGAINST THIRD PARTIES. In the event that the Buyer or any member of the Target Group is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (including any Taxation Authority) in respect of any matter for which a claim other than a claim under the Tax Covenant could be made against the Seller, the Buyer shall provided that it is indemnified and kept indemnified by the Seller against any costs and expenses which may be incurred by the Buyer in relation to such recovery use, or procure that the relevant member of the Target Group shall use, all reasonable endeavours to recover such sum before making the claim against the Seller, and any sum recovered will reduce the amount of the claim (after deduction of all reasonable costs and expenses of recovery); and, in the event of the recovery being delayed until after the claim has been satisfied by the Seller, the Buyer shall account to the Seller in respect of any amount so recovered (after deduction of all reasonable costs and expenses of the recovery) up to the amount of the claim. This Section 8.8 shall not apply to any entitlement to recover sums by way of Britannia Bonus from the Independent Operator, which shall be governed by Section 6.5.

8.8 GENERAL. No liability shall attach to the Seller in respect of any claim other than a claim under the Tax Covenant:

       8.8.1 to the extent that provision or reserve in respect of the matter or thing giving rise to such claim has been provided for in the Financial Statements or that such matter or thing has been taken into account therein or in determining the amount of the Consolidated Working Capital;

       8.8.2 if such claim would not have arisen but for a change in the rate of Taxation or a change in legislation made after the date hereof with retrospective effect any extra statutory concession or practice previously made by any Taxation Authority (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen but for any judgment delivered after the date hereof;

       8.8.3 to the extent that such claim would not have arisen but for a change in the treatment of assets and liabilities or of the

              Taxation attributable to timing differences (including capital allowances) in future accounts of the Target Group or but for any other change in the accounting bases upon which the Target Group prepares its future accounts except to the extent necessary to rectify any non compliance with GAAP as at the date of this Agreement;

       8.8.4 to the extent that such claim relates to any loss for which the Buyer or any member of the Target Group is indemnified by insurance;

       8.8.5 if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for a failure on the part of any member of the Target Group to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Closing the making, giving or doing of which was taken into account in preparing the Financial Statements or determining the Consolidated Working Capital;

       8.8.6 to the extent that the claim or breach would not have arisen but for some act, omission, transaction or arrangement whatsoever carried out at the written request or with the written approval of the Buyer prior to Closing or which was expressly authorised by the Agreement.

8.9 USE OF RELIEFS. Where and to the extent that there are available to the Target Group any reliefs, rights of repayment or other rights or claims of a similar nature to set against or otherwise mitigate any liability arising from any claim for Taxation giving rise to a claim under the Warranties or the Tax Covenant and such reliefs, rights of repayment or other rights or claims have not been taken into account in computing and so reducing or eliminating any provision for deferred Taxation or treated as an asset in the Consolidated Working Capital Statement wholly by reason of any act, omission or transaction of any member of the Target Group before the date of Closing, credit for any such reliefs, rights of repayment or other rights or claims shall be given to the Seller to the extent that they can be set off against the liability in question.

8.10 CESSER OF LIABILITY. The liability of the Seller shall cease and any subsisting claim which relates to the business or assets of any member of the Target Group shall be withdrawn upon that member of the Target Group or its business or substantially all of its assets ceasing for any reason within the twelve months after the date of Closing to be directly or indirectly controlled by Abbot.

8.11 WARRANTIES EXCLUSIVE. The Buyer, other than in relation to the representations and warranties contained in Sections 3.1 and 4, waives any remedies it may have under the Misrepresentation Act 1967 and any remedy it may have for breach of warranty in relation to any information (written or oral), statements or warranties or representations of any description made, supplied or given by the Seller or any member of the Retained Group or the Target Group or the officers, agents, employees or advisers of any of them in relation to the assets and liabilities of the Target Group, their value or amount, or the business or affairs of the Target Group.

8.12 WAIVER OF RESCISSION. The Buyer shall not be entitled to rescind this Agreement in any circumstances other than as provided in Section 5.4.

8.13 REDUCTION OF CONSIDERATION. If the Seller pays any sum to the Buyer pursuant to a claim, the Purchase Price shall be deemed to be reduced by the amount of such payment.

8.14 MITIGATION OF LOSS. Nothing in this Section 8 shall limit or restrict the Buyer's general obligation at law to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a potential claim under this Agreement.

8.15 BREACH OF THE CONTRACTS. In addition to the other limitations set out in this Section 8, the liability of the Seller in respect of any claim by any member of the Abbot Group under or in connection with paragraphs
       8.1 and 8.3 of the Warranties in Schedule 8 shall be limited to the amount required to remedy the breach of the applicable law or to obtain the relevant Licence.

8.16 DOUBLE CLAIMS. No claim shall be made under the Warranties in respect of any matter for which a claim has been made under Section 6.6 of this Agreement or under the Tax Covenant or vice versa.

9.     TERMINATION

9.1 TERMINATION OF AGREEMENT. The Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1, Section 2.5.3 and Section 5.4 all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that the confidentiality provisions contained in Section 12 and the provisions of Section 14 (other than Sections 14.5, 14.9 and 14.13) shall survive termination and further provided that such termination shall be without prejudice to the rights of any Party to claim in respect of any breach of this Agreement by any other Party.

10.    TAX

10.1   In relation to Taxation the provisions of Schedule 7 shall apply.

10.2 Not later than 7 days after receipt by NDESL or any Relevant Party or any member of the Abbot Group of a Tax Refund received in connection with the litigation referred to in Section 6.2 the Buyer shall pay to the Seller a sum equal to the amount of the Tax Refund after deduction of any Liability for Taxation thereon of NDESL or any Relevant Party or any member of the Abbot Group related to such Tax Refund. Such payment shall be made by telegraphic transfer of immediately available funds into such bank account of the Seller as was specified pursuant to
       Section 2.2.1 or such other account as may be nominated by the Seller. For the avoidance of doubt, if any Tax Refund is received by any member of the Retained Group, such member shall be entitled to retain the same and shall be entitled to set off the obligation of the Buyer pursuant to this Section 10.2 against any obligation of Loffland Brothers North Sea, Inc to make payment of any Tax Refund to NDESL pursuant to the agreement between Loffland Brothers North Sea, Inc and NDESL dated 21 September 1990.

10.3 If after any payment is made pursuant to Section 10.2 and the receipt by NDESL or any Relevant Party or any member of the Abbot Group of the relevant Tax Refund gives rise to a Liability for Taxation of NDESL or any Relevant Party or any member of the Abbot Group then (if and to the extent that the amount of the Liability for Taxation was not deducted from the payment made by the Buyer pursuant to Section 10.2) the Seller shall pay to the Buyer (by way of refund of any amount paid pursuant to Section 10.2) an amount (which is after taking into account any Taxation payable on such amount) equal to such Liability for Taxation such payment to be made five days after the Buyer shall serve notice on the Seller demanding payment.

11.    PROTECTION OF GOODWILL.

11.1 The Seller undertakes to the Buyer that, without the written consent of the Buyer:-

       11.1.1 in respect of any and all fixed platforms located in the United Kingdom Continental Shelf, for a period of 3 years from Closing it will not and will procure that no other member of the Retained Group shall directly or indirectly and whether as principal, agent, shareholder or partner, enter into or offer to enter into any agreement for the provision of (i) labour only services of substantially the same type and for substantially the same purposes as those services presently provided by members of the Target Group pursuant to the Contracts or (ii) the services of managing platform drilling crews, maintaining platform drilling equipment and providing engineering services relating to drilling facilities; and

       11.1.2 it will not and will procure that no other member of the Retained Group will directly or indirectly and whether as principal, agent, shareholder or partner, for a period of 2 years from Closing offer employment to any person who is at the date of this Agreement and/or was at Closing an employee employed in a managerial, technical or sales capacity by any member of the Target Group nor do any act or thing intended to cause any such employee to terminate his employment with any member of the Target Group, whether or not such employee would thereby breach his contract of employment.

11.2 Nothing in Section 11.1 shall prevent the Seller or any member of the Retained Group from acquiring any company or business or acquiring an interest in such company or business whether as principal, agent, shareholder or partner where part of such business ("the Competing Part") comprises the provision of labour services or Relevant Services of the type and in the geographic area referred to in Section 11.1, provided:

              (i) that such Competing Part does not comprise a majority (calculated by reference to its profits on ordinary activities before Taxation) of the business acquired; and

              (ii) that, to the extent the Seller or any member of the Retained Group acquires operating control of the Competing Part, it shall exercise its right of control to procure that the Competing Part does not offer to provide (for the period and in the geographic area referred to in Section 11.1) labour services or Relevant Services of the type referred to in Section
                        11.1 the result of which would be the loss of a contract pursuant to which any member of the Abbot Group is providing at the date of such acquisition substantially the same services provided pursuant to any other contracts to which any member of the Abbot Group may at the date of such acquisition be party.

11.3 The Buyer hereby agrees with the Seller that for the period of 3 years from Closing neither the Buyer nor any member of the Abbot Group shall offer to provide (for the period and in the geographic area referred to in Section 11.1) labour services or Relevant Services of the type referred to in Section 11.1 the result of which would be the loss of a contract pursuant to which the Competing Part is providing at the date of such acquisition substantially the same services.

11.4 Nothing in Section 11.1.2 shall prevent the Seller or any member of the Retained Group from offering employment to any of the employees listed in Part 1 of Schedule 4 (i) at any time after the expiry of six months from Closing if they shall by that time have been or at any time thereafter are, made redundant or (ii) at any time prior to Closing.

11.5 Each of the undertakings contained in Section 11.1 is separate and severable and shall be construed on that basis. If any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

11.6 For the avoidance of doubt, the provisions of Section 11 shall not extend (i) to any activities carried out by the Seller or any other member of the Retained Group in respect of the Excluded Assets; nor (ii) to any supply or offer to supply labour services in connection with the sale, supply, leasing or other provision of any rig which uses the "Sundowner" technology.

11.7 If Closing of this transaction shall not occur on or before 21 November 1996, Abbot shall not and shall procure that no member of the Abbot Group shall for a period of three years following the date of this Agreement provide services to those persons who are currently independent operators under the Contracts or wireline contracts of a type which are provided under the Contracts or wireline contracts as at the date of this Agreement in respect of the platforms to which those Contracts relate. This Section 11.7 shall cease to apply upon the Seller ceasing to own a majority of the ordinary shares of NDESL or if, in respect of any given Contract, such Contract is terminated and NDESL is not permitted to tender for the renewal or extension of the Contract in question.

12.    CONFIDENTIAL INFORMATION

12.1 The Seller shall before and after Closing not make use of or disclose to any person Confidential Information belonging to the Target Group, take all reasonable steps to prevent the use or disclosure by any member of the Retained Group of Confidential Information belonging to and/or used by the Target Group and procure that each member of the Retained Group complies with the provisions of this Section 12.

12.2 Section 12.1 does not apply to use or disclosure of Confidential Information required to be used or disclosed by law, a court of competent jurisdiction or by the London Stock Exchange or any exchange on which the Seller's shares are traded or to the disclosure of Confidential Information to a director, officer or employee of the Buyer or to an employee of the Target Group whose function requires that he has possession of the Confidential Information or disclosure of Confidential Information to an adviser for the purposes of advising the Seller in connection with this Agreement or Confidential Information which becomes publicly known except as a result of the Seller's breach of Section 12.1.

12.3 Section 12.1 does not apply to the use or disclosure of Confidential Information belonging to and for use by the Target Group in respect of or in any way connected with the Excluded Assets or in any way connected with Sundowner or Canrig technology.

12.4 Abbot covenants not to make use of or disclose and to take all reasonable steps to prevent the use or disclosure by any member of the Abbot Group of any Sundowner or Canrig technology or information relating thereto which it may have in its possession.

13.    GUARANTEE

13.1 In consideration of the Seller entering into this Agreement, Abbot hereby unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Buyer of its obligations, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and the Ancillary Documents and agrees to indemnify and keep indemnified the Seller against all losses, damages, costs and expenses (including legal costs and expenses) which the Seller may suffer through or arising from any breach by the Buyer of such obligations, warranties, undertakings, indemnities or covenants. The liability of Abbot as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or the Ancillary Documents or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

13.2 If and whenever the Buyer defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to this Agreement or the Ancillary Documents, Abbot shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement or the Ancillary Documents (as the case may be) and so that the same benefits shall be conferred on the Seller or any member of the Retained Group as it would have received if such obligation or liability had been duly performed and satisfied by the Buyer. Abbot hereby waives any rights which it may have to require the Seller to proceed first against or claim payment from the Buyer to the intent that as between the Seller and Abbot the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations jointly and severally with the Buyer.

13.3 This guarantee and indemnity is to be a continuing security to the Seller for all obligations, warranties, undertakings, indemnities and covenants on the part of the Buyer under or pursuant to this Agreement and the Ancillary Documents notwithstanding any settlement of account or other matter or thing whatsoever.

13.4 This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the obligations, undertakings, covenants, indemnities and warranties of the Buyer under or in connection with this Agreement or the Ancillary Documents.

13.5 In the event of Abbot having taken or taking any security from the Buyer in connection with this guarantee and indemnity, Abbot hereby undertakes to hold the same in trust for the Seller pending discharge in full of all Abbot's obligations under this Agreement and the Ancillary Documents. Abbot shall not, after any claim has been made pursuant to this Section 13, claim from the Buyer any sums which may be owing to it from the Buyer or have the benefit of any set-off or counter-claim or proof against or dividend, composition or payment by the Buyer until all sums owing to the Seller in respect hereof shall have been paid in full.

13.6 As a separate and independent stipulation, Abbot agrees that any obligation expressed to be undertaken by the Buyer under this Agreement or the Ancillary Documents (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity of any of them or any other fact or circumstance shall nevertheless be enforceable against or recoverable from Abbot as though the same had been incurred by Abbot and Abbot were sole or principal obligor in respect thereof and shall be performed or paid by Abbot on demand.

14.    MISCELLANEOUS

14.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the others; provided, however, that any Party may make any public disclosure if required by applicable law, a court of competent jurisdiction, the London Stock Exchange, the Securities and Exchange Commission or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will, where practicable, use its reasonable endeavours to advise and consult with the other Party as to the contents prior to making the disclosure. This shall not apply to announcements made or sent by the Buyer after Closing advising customers, suppliers and others who have dealings with the Target Group of the change in control of the Target Group.

14.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

14.3 ENTIRE AGREEMENT. This Agreement (including the Ancillary Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

14.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this

       Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties except, after Closing, to any wholly-owned subsidiary. No such assignment shall relieve the assignor of any obligations under this Agreement.

14.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

14.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder ("notices") will be in writing. Any notice hereunder shall be deemed duly given if delivered personally at the address shown below or if it is sent by first class recorded delivery post or certified airmail, postage prepaid, and addressed to the intended recipient as set forth below:


       If to the Seller: Nabors Industries Inc.   Copy to: Baker & McKenzie
                         515 West Greens Road              100 New Bridge Street
                         Suite 1200                        London  EC4V 6JA
                         Houston
                         Attention: President              Attention: HS/SCH/APD

       If to the Buyer:  KCA Drilling Group       Copy to: Pinsent Curtis
                         Limited                           Dashwood House
                         Minto Drive, Altens               69 Old Broad Street
                         Aberdeen  AB12 3LW                London
                         Attention: Company Secretary      Attention: AF/CP

       If to Abbot:      Abbot Group Plc          Copy to: Pinsent Curtis
                         Minto Drive                       Dashwood House
                         Altens                            69 Old Broad Street
                         Aberdeen  AB12 3LW                London
                         Attention: Company Secretary      Attention: AF/CP


       A Party may change the address to which notices are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice delivered personally, shall be deemed served at the time of delivery, if delivered by recorded delivery other than airmail two days after posting and if sent by airmail five days after posting or if such day is not a Business Day then the next following Business Day.

14.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to any choice or conflict of law provision or rule whether of England or any other jurisdiction that would cause the application of the laws of any jurisdiction other than England and the Parties hereto submit to the non-exclusive jurisdiction of the English courts. The Seller hereby agrees that service of any legal proceedings may be made on it by delivering them to the London office of its solicitors, Baker & McKenzie and the Buyer and Abbot each hereby agree that service of any legal proceedings may be made on it by delivering them to its solicitors, Pinsent Curtis.

14.9 AMENDMENTS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.

14.10 WAIVER. The failure by any Party to exercise or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies that Party may otherwise have and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

14.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       14.12    EXPENSES

       14.12.1 Subject to the remainder of this Section 14, each of the Buyer, Abbot and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transaction contemplated hereby.

       14.12.2 If Closing does not occur on or before 21 November 1996 otherwise than as a result of the Buyer lawfully exercising its right to rescind this Agreement pursuant to Section 5.4.1, the Seller shall have the following remedies:

                14.12.2.1 Abbot shall forthwith upon the expiry of such period pay to the Seller the sum of L.1,000,000 being a sum agreed between the parties as representing compensation for the costs, expenses and management time that has been incurred by the Seller and its Affiliates in relation to the proposed sale of the Company Shares. By way of security for the liability of the Buyer under this Section 14.12.2.1, the Buyer shall at the date of this Agreement pay the sum of L.1,000,000 into a separately designated interest-bearing deposit account with National Westminster Bank Plc (the "Escrow Account") which account shall be free from any lien, charge, encumbrance, set-off or counterclaim and which shall be operated as provided in Schedule 11.

                14.12.2.2 From the outset of the negotiations leading to this Agreement, the parties have agreed that if this Agreement could not be executed and the transaction closed on essentially a simultaneous basis, then one of the risks of the transaction's failure to close, specifically the risk of loss of profit as a consequence of any termination of a Contract, regardless of the cause of such termination would be borne by Abbot and the Buyer.

                           The parties understand that as a consequence of the requirement for Abbot to obtain the approval of its shareholders for such transaction pursuant to the Listing Rules of the London Stock Exchange a simultaneous execution and closing is not possible. Accordingly, without prejudice to and in addition to the Seller's rights under Section 14.12.2.1 and 14.12.2.3, if, after signing of this Agreement, a Contract is terminated (otherwise than by a member of the Target Group or its successors or assigns) or a notice of termination of a Contract is sent to any member of the Target Group or its successors or assigns, then Abbot and the Buyer will be jointly and severally liable for all losses, damages, costs and expenses suffered by the Seller in connection with such termination including without limitation, lost profits for what would have been the remainder of the principal term of the Contract had it not been terminated.

                14.12.2.3 Without prejudice to, and in addition to the Seller's rights under Sections 14.12.2.1 and 14.12.2.2, the Seller reserves its rights to claim all losses, damage, costs and expenses suffered by the Seller or any member of the Target Group resulting from the inability to consummate the execution and Closing of the sale of the Company Shares on a simultaneous basis.

                14.12.2.4  The remedies specified in Sections 14.12.2.1 to
                           14.12.2.3 shall be without prejudice to any other remedies the Seller may have resulting from a breach by the Buyer or Abbot of this Agreement.

14.13 RTPA. No party shall give effect to or enforce any restrictions contained in this Agreement or any agreement or arrangement of which this Agreement forms part and by virtue of which particulars of this Agreement (or the relevant agreement or arrangement) are required to be furnished under the RTPA until particulars have been duly furnished to the Director General of Fair Trading as required by the RTPA.

                                   SCHEDULE 1
                                COMPANY DETAILS

Part 1 - Nabors Europe Limited

Registered number:          1189464
Registered office:          Plumtree Court, London EC4A 4HT
Authorised share capital:   Pound Sterling 200 divided into 200 Ordinary
                            Shares of Pound Sterling 1 each
Issued share capital:       Pound Sterling 102 divided into 102 Ordinary
                            Shares of Pound Sterling 1 each
Shareholders:               Nabors Industries Inc - 101 Ordinary Shares of
                            Pound Sterling 1 each P&W Trustees (Aberdeen)
                            Ltd - 1 Ordinary Share of Pound Sterling 1
Accounting Reference Date:  30 September
Directors:                  Garry Robert Allan
                            Larry Philip Heidt
                            Angus Petrie
Secretary:                  Garry Robert Allan

Part 2 Nabors Drilling and Energy Services (UK) Limited

Registered number:          SC125584
Registered office:          Kirkton Avenue
                            Pitmedden Road Industrial Estate
                            Aberdeen, Grampian AB2 0DP
Authorised share capital:   Pound Sterling 4,217,002 divided into 4,217,002
                            Ordinary Shares of Pound Sterling 1 each
Issued share capital:       Pound Sterling 4,216,904 divided into 4,216,904
                            Ordinary Shares of Pound Sterling 1 each
Shareholders:               Nabors Europe Limited - 4,216,903 Ordinary Shares
                            of Pound Sterling 1 each

                            P&W Trustees (Aberdeen) Limited - 1 Ordinary Share
                            of Pound Sterling 1
Accounting Reference Date:  30 September
Directors:                  Garry Robert Allan
                            Joseph Bruce
                            Larry Philip Heidt
                            Ewan Angus McLeod
                            Ernest Winston Simpson Nelson
                            Angus Petrie
Secretary:                  Garry Robert Allan

Part 3 - Thistle Well Services Limited

Registered number:          SC138344
Registered office:          Kirkton Avenue
                            Pitmedden Road Industrial Estate
                            Aberdeen, Grampian AB2 0DP7
Authorised share capital:   Pound Sterling 100,000 divided into 100,000
                            Ordinary Shares of Pound Sterling 1 each
Issued share capital:       Pound Sterling 100,000 divided into 100,000
                            Ordinary Shares of Pound Sterling 1 each
Shareholders:               Nabors Drilling and Energy Services (UK) Limited
                            99,999 Ordinary Shares of Pound Sterling 1 each
                            P&W Trustees (Aberdeen) Limited - 1 Ordinary Share
                            of Pound Sterling 1
Accounting Reference Date:  30 September
Directors:                  Garry Robert Allan
                            Larry Philip Heidt
                            Ewan Angus McLeod
                            Angus Petrie
Secretary:                  Garry Robert Allan

                                   SCHEDULE 2
         CONSOLIDATED WORKING CAPITAL STATEMENT - ACCOUNTING PRINCIPLES

The Working Capital Statement shall be prepared on the following basis:-

1.     GENERAL REQUIREMENTS

       (a) as if the period from 30 September 1995 to the Closing Date were a financial period of the Target Group;

       (b) in accordance with the requirements of all relevant statutes and generally accepted accounting principles and practices in the United Kingdom.

2.     SPECIFIC REQUIREMENTS

       (a)    TAX

              including full provision for Taxation (including deferred tax) up to and including the Closing Date and for the avoidance of doubt shall include corporation tax due, if any, as a result of (i) the transfer of Excluded Assets as detailed in Section 5.6 (ii) the repayment or discharge of indebtedness due to any bank or financial institution as detailed in Section 5.5 (iii) the cancellation or discharge or the intercompany loan account and all accounts due to HM Customs and Excise in respect of their enquiry into breaches of rules of the Company's IPR System, as detailed in the Disclosure Letter;

       (b)    PROVISION FOR EMPLOYEES

              including full provision to the extent required by GAAP for redundancy and all other employees costs engaged on the Elf and Oryx Contracts.

       (c)    STOCK

              Stocks are stated at the lower of cost and net realisable value. In general cost is calculated on an average cost basis. Net realisable value is calculated by reference to the estimated selling prices less cost of realisation.

              Provision is made for obsolescent and slow moving stocks against specific stock items identified by management of the company, when the stock is considered to be of nil operational value.

       (d)    DEBTORS

              Sales regarding labour are recognised in accordance with terms of contracts. Sales regarding equipment hire are recognised on a daily basis.

              Incentive well profit is recognised in the month in which the well is determined to have been completed.

              Foreign currency sales are translated at the average rate ruling in the month of the work being carried out.

              Trade debtors are stated at their invoice value after any provision for bad or doubtful debts. A debtor is considered receivable on the earliest date on which payment is due, rather than on the earliest date on which payment is expected.

              Provision for bad debts is considered after a monthly review of the aged debt report. Where customers have become insolvent or in liquidation provision is made in full. When payment is overdue management adopt standard credit control procedures. When these procedures are exhausted full provision is made.

              Intercompany balances representing transactions with group companies are reconciled and agreed on a monthly basis.

              Prepayments are calculated on a time apportionment basis by amounts paid pre year end which relate to post year end.

              Accrued income includes work that has been carried out pre year end, but for which a sales invoice has not been raised by the year end.

       (e)    CASH AT BANK AND IN HAND

              Cash at bank and in hand includes cash in hand and deposits denominated in foreign currencies translated into sterling at the period end rate of exchange. Deposits are included where they are repayable on demand with any bank.

       (f)    CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

              Liabilities are recognised when the goods or services have been received.

              Trade creditors represent amounts owed to suppliers of goods and services which have been approved for payment and processed through the purchase ledger for payment.

              Loan creditor relates to the amount that is repayable within one year.

              Corporation tax creditor relates to the tax charge for the year, and any prior years that have not yet been paid.

              PAYE and social security creditor relates to the liability for the last month of the year to be paid the following month. Also any other PAYE and National Insurance liabilities that have not been paid.

              Accruals represent the costs of goods received or services provided where these have not been processed through the purchase ledger.

                                   SCHEDULE 3
                                   CONTRACTS

(1) Contract BRT1 - XA1 - Detail Design of Drilling Facilities and Drilling Operations and Maintenance.

       Parties:  Chevron U.K. Limited (1)
                 Nabors Drilling & Energy Services U.K. Limited (2)

       Date:     1 November 1994

       As amended by Amendment numbers 1 to 4 to Contract No. BRT1 XA1 dated 1 November 1994, 1 April 1995, 1 September 1995 and 11 March 1996 respectively. (Refer to paragraph 11.1 of Schedule 8)

(2)    Contract ALB-1038 - Alba Field Development Northern Platform.

       Parties:  Chevron U.K. Limited (1)
                 Loffland Nabors U.K. Limited (now NDESL) (2)

       Date:     28 October 1991

       As amended by Amendment numbers 1 to 4 and 6 to 8 to Contract ALB - 1038 dated 5 March 1992, 23 November 1992, 22 February 1993, September 1993, 1 September 1994, 22 November 1994 and 1 October 1994 respectively. (Refer to paragraph 11.1 of Schedule 8)


(3) Contract CNS-7174 - Integrated Drilling Services and Well Services - Ninian Field Operations.

       Parties:  Chevron U.K. Limited (1)
                 Nabors Drilling & Energy Services U.K. Limited (2)

       Date:     1 January 1994

       As amended by Amendment numbers 1 to 3 to Contract CNS - 7174 dated 22 November 1994, 1 January 1995 and 1 July 1995 respectively. (Refer to paragraph 11.1 of Schedule 8)

(4) Contract W038 - Drilling, Well Intervention and Rig Maintenance Services on the Hutton and Murchison Platforms.

       Parties:  Oryx U.K. Energy Company (1)
                 Nabors Drilling & Energy Services U.K. Limited (2)

       Date:     23 February 1995

(5)    Contract C.A. 7400 - Provision of Platform Drilling Services.

       Parties:  Elf Enterprise Caledonia Ltd. (1)
                 Nabors Drilling & Energy Services U.K. Limited (2)

       Date:     15 July 1995

       As amended by Amendment number 1 to Contract CA. 7400 dated 24 April 1996. The letter referred to at Document 7.1/a/3/2 constitutes a de facto amendment to Contract CA. 7400. (Refer to paragraph 11.1 of Schedule 8)

                                   SCHEDULE 4
                          PART 1 - EXCLUDED EMPLOYEES

L. Heidt
E. Nelson
J. Bruce
C. Simpson
R. Morrison

              PART  2 - EMPLOYEES INCLUDED IN REDUNDANCY ADJUSTMENT

NAME                                                                       TOTAL
Janet Ogg                                                              12,175,05
Shaun Huo                                                               4,781.50
Fiona Hay                                                               2,521.75
Else Salem                                                              1,927.22
Charlie Kidd                                                            5,090.67
Charlie Kidd                                                           11,000.00
Donna Cook                                                              1,507.57
Dan Wilton                                                              7,386.98
Calum Macdonald                                                         3,904.80
Laura Cameron                                                             752.56
Ian Penman                                                             10,968.26
Alistair Currie                                                         4,779.11
Stuart Souter                                                           1,428.56
Jimmy White                                                            20,000.00

TOTALS                                                                 88,224.03

                                   SCHEDULE 5
                                EXCLUDED ASSETS

Part 1 - Residential Property:

a)     Dwellinghouse located at 5 Milltimber
       Brae East, Milltimber, Aberdeen

b)     Dwellinghouse located at 134 Deeside
       Gardens, Aberdeen

Part II - Assets assigned to US Branch:

The drilling rigs identified below together with pipe and all related assets and supplies located and supplied in the USA including receivables and trade payables:

(i)    Drilling Rig No. 518, a Gardner Denver
       1500.-E, located in the United States.

(ii)   Drilling Rig No. 90, a National 100-UE,
       located in the United States.

(iii)  Drilling Rig No. 93, a Gardner Denver
       1320-UE, located in the United States.

(iv)   Drilling Rig No. 273, a National 1320-
       UE, located in the United States.

Part III - Bids, tenders, proposals and information of a like nature relating to:

(i)    The activities of Sundowner and its
       technology.

(ii)   The activities of Canrig and its
       technology.

(iii)  BHP Prirazlomnoye Project.

(iv)   Texaco Mariner Project.

(v)    All other bids, tenders and proposals
       and related working papers prepared by
       the Target Group, or any of them, which
       have not resulted in a contract being
       awarded to the Target Group, or any of
       them, and whose validity has expired by
       reason of the passing of time.


Part IV - Paloak Shares

99,900 shares of L.1 each in Paloak Limited

The Gleneagles Oilman's (AOGA) Sponsorship

                                   SCHEDULE 6
                                   PROPERTIES

1. Lease of Main Building - sites 15 & 23 Kirkton Avenue Pitmedden Road Industrial Estate, Dyce, Aberdeen.

       Date:     21 October 1981 and 9 November 1981

       Parties:  Kabell (Management and Development) Limited (1)
                 Loffland Brothers North Sea Inc. (2)

2.     Lease of Site 19 Pitmedden Road Industrial Estate, Dyce, Aberdeen.

       Date:     10 January 1992 and 5 February 1992

       Parties:  The Grampian Regional Council (1)
                 Loffland Nabors U.K. Limited (2)

3.     Lease of sites 21 & 22 Pitmedden Road Industrial Estate, Dyce, Aberdeen

       Date:     25 November 1991 and 23 December 1991

       Parties:  The Grampian Regional Council (1)
                 Loffland Nabors U.K. Limited (2)

4.     Lease of Unit 6, International Base, Greenwell Road, East Tullos,
       Aberdeen.

       Date:     26 June 1992 and 6 July 1992

       Parties:  Citygate Court Property Limited (1)
                 Thistle Well Services Limited (2)





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
5. Lease of Units 7 and 8 and Office Suites 1 and 4, International Base, Greenwell Road, East Tullos, Aberdeen.

       Date:     4 August 1989 and 19 August 1989

       Parties: Scarborough and Aberdeen Property Company Limited (1) Thistle Well Services Limited (2)

6.     Lease of Unit 2, International Base, Greenwell Road, East Tullos,
       Aberdeen.

       Date:     24 May 1981 and 14 June 1981
       Parties:  Citygate Court Property Company Limited (1)
                 Thistle Well Services Limited (2)

7.     Office Suite 6, International Base, Greenwell Road, East Tullos,
       Aberdeen

       Date:     26 June 1992 and 6 July 1992

       Parties:  Citygate Court Property Company Limited (1)
                 Thistle Well Services Limited (2)





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
       LIST OF DOCUMENTS RELATING TO THE PROPERTIES TO BE DELIVERED TO THE BUYER AT CLOSING

(a) UNIT 2, INTERNATIONAL BASE, GREENWELL ROAD, EAST TULLOS INDUSTRIAL ESTATE, ABERDEEN

1. Extract registered Lease between Citygate Court Property Co Ltd and Thistle Well Services Ltd registered 12th July 1991.

2. Extract registered Assignation by Thistle Well Services Ltd in favour of Coldeal Ltd registered 18th February 1993.

3. Copy Sub-Lease between Thistle Well Services Ltd and Nodeco Ltd dated 28th May and 22nd August 1996.

4. Letter of Consent dated 14th May 1996 from Landlord to the sub-lease between Thistle Well Services Ltd and Nodeco Ltd, with Thistle Well Services Ltd's acceptance.

5. Correspondence relating to installation of crane and testing chamber comprising letter from City of Aberdeen Planning Department dated 8th November 1989 and letter from Ashley Property Consultants dated 14th November 1989.

6. Copy planning permission dated 7th June 1995 relating to construction of unit loading canopy over door opening.

7. Copy planning permission dated 27th September 1995 relating to proposed toilets and changing room.

8.     Copy building warrant B95/1448.

9.     Copy building warrant B95/1449.





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
10. Copy executed an Assignation by Thistle Well Services Ltd in favour of Nabors Drilling and Energy Services (UK) Ltd with consent of Citygate Court Property Co Ltd dated 16 September 1996 and 8 October 1996.

(b) UNIT 6, INTERNATIONAL BASE, GREENWELL ROAD, EAST TULLOS INDUSTRIAL ESTATE, ABERDEEN

1. Extract registered Lease between Citygate Court Property Co Ltd and Thistle Well Services Ltd, registered 10th August 1992,

2. Extract registered Assignation by Thistle Well Services Ltd in favour of Coldeal Ltd, registered 18th February 1993.

3. Copy offer of sub-lease by Paull & Williamsons on behalf of Nabors Drilling and Energy Services (UK) Ltd to Oil Tech Trading Ltd.

4. Copy executed an Assignation by Thistle Well Services Ltd in favour of Nabors Drilling and Energy Services (UK) Ltd with consent of Citygate Court Property Co Ltd dated 16 September 1996 and 8 October 1996.

(c) UNITS 7 & 8 AND OFFICE SUITES 1 & 4, INTERNATIONAL BASE, GREENWELL ROAD, EAST TULLOS INDUSTRIAL ESTATE, ABERDEEN

1. Extract registered Lease between Scarborough & Aberdeen Property Co Ltd and Thistle Well Services Ltd registered 5th September 1989.

2. Extract registered Minute of Agreement recording a review of rent between Citygate Court Property Co Ltd and Thistle Well Services Ltd registered 2Oth September 1991.





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
3. Extract registered Assignation by Thistle Well Services Ltd in favour of Coldeal Ltd registered 18th February 1993.

4. Copy building warrant B92/1589 with copy completion certificate dated 14th July 1992 relating thereto (alterations to office suites 1 & 4).

5. Letter of Consent from Ashley Property Consultants dated 7th December 1988 re connecting door between Units 7 & 8.

6. Copy letter dated 16th June 1992 from Citygate Court Property Co Ltd re minor alterations to office suite 1 June/July 1991.

7.     Coloured copy lease plan.

8. Photocopy Schedule of Condition in respect of Unit 7 prepared by F.G. Burnett (undated).

9. Copy executed an Assignation by Thistle Well Services Ltd in favour of Nabors Drilling and Energy Services (UK) Ltd with consent of Citygate Court Property Co Ltd dated 16 September 1996 and 8 October 1996.

(d) OFFICE SUITE 6, INTERNATIONAL BASE, GREENWELL ROAD, EAST TULLOS INDUSTRIAL ESTATE, ABERDEEN

1. Photocopy draft Lease between Citygate Court Property Co Ltd and Thistle Well Services Ltd.

2. Copy missives of lease (four letters) dated 16th March 1992 and subsequent dates.





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
3. Extract registered Assignation by Thistle Well Services Ltd in favour of Coldeal Ltd registered 18th February 1993.

4. Letter from Citygate Court Property Co Ltd dated 27th March 1992 re formation of new doorway between office suites 4 & 6.

5. Copy executed an Assignation by Thistle Well Services Ltd in favour of Nabors Drilling and Energy Services (UK) Ltd with consent of Citygate Court Property Co Ltd dated 16 September 1996 and 8 October 1996.

(e)    INTERNATIONAL BASE- MISCELLANEOUS

1. Photocopy completion certificate dated 14th May 1990 re building warrant B89/2709 dated 22nd December 1989.

2. Interim Reports on Search against Thistle Well Services Ltd number 74490 from date of incorporation to 7th July 1992.

3. Interim Reports on Search against Thistle Well Services Ltd from 29th June 1987 to 8th July 1992.

(f)    SITES 15 AND 23 PITMEDDEN ROAD INDUSTRIAL ESTATE, DYCE, ABERDEEN

1. Photocopy extract registered Lease between the Grampian Regional Council and Kabell (Management & Development) Ltd recorded DGRS (Aberdeen) 18th August 1981 (Site 15).

2. Photocopy extract registered Lease between the Grampian Regional Council and Kabell (Management & Development) Ltd recorded said DGRS 18th August 1981 (Site 23).

3. Photocopy completed Lease between Kabell (Management and Development) Ltd and Loffland Brothers North Sea Inc dated 21st October and 9th November 1981 (various areas of ground generally comprising Units 15 and Units 23) (two copies).

4. Photocopy extract registered Minute of Agreement between Kabell (Management & Development) Ltd and Loffland Brothers North Sea Inc registered 2nd October 1984.

5. Photocopy extract registered Minute of Agreement between the Governor and Company of the Bank of Scotland and Loffland Brothers North Sea Inc registered 16th June 1989.

6. Photocopy Sub-Lease between Loffland Brothers North Sea Inc and Loffland Nabors UK Ltd dated 21st September 1990.

7. Extract registered Minute of Agreement incorporating Assignation and Variation of Lease between Loffland Brothers North Sea Inc and Nabors Drilling & Energy Services UK Ltd and Albany Life Assurance Co Ltd registered 12th January 1996 (two extracts - one with formal intimation attached).

8. Quick copy Disposition by Commissioner for John Gordon and Another with consents to John Mcintosh and Another recorded in the Sasines Register for the County of Aberdeen on 18th May 1921.

9. Quick copy Deed of Servitude by Commissioner for John Gordon and Another to the County Council of the County of Aberdeen recorded said Register of Sasines 26th September 1925.

10. Quick copy Disposition by Trustees of James Mcintosh to Robert Lawson & Sons (Dyce) Ltd recorded DGRS {Aberdeen) 5th April 1967.

11. Quick copy Deed of Servitude containing Disposition by Trustees of James McIntosh to Robert Lawson & Sons (Dyce) Ltd registered DGRS (Aberdeen) 9th May 1967.

12. Quick copy Disposition by Trustees of James McIntosh to Robert Lawson & Sons (Dyce) Ltd registered DGRS 5th April 1967.

13. Quick copy Disposition by Trustees of James McIntosh to Dee & Don River Purification Board registered DGRS (Aberdeen) 9th July 1969.

14. Property enquiry certificate issued by City of Aberdeen District Council dated 29th January 1991 re Units 21 and 22 Kirkton Avenue, Pitmedden Industrial Estate, Aberdeen.

(g)    SITE 19 PITMEDDEN ROAD INDUSTRIAL ESTATE, DYCE, ABERDEEN

1. Extract registered Lease between the Grampian Regional Council and Loffland Nabors UK Ltd recorded DGRS (Aberdeen) 6th March 1992.

(h)    SITES 21 AND 22 PITMEDDEN ROAD INDUSTRIAL ESTATE, DYCE, ABERDEEN

1. Extract registered Lease between the Grampian Regional Council and Loffland Nabors U.K. Ltd recorded DGRS (Aberdeen) 10th February 1992.

2. Miscellaneous prior titles re Site 21 Pitmedden Road Industrial Estate, Dyce, Aberdeen.

3. Miscellaneous prior titles re Site 22 Pitmedden Road Industrial Estate, Dyce, Aberdeen.





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
                                   SCHEDULE 7
                                  TAX COVENANT

1.     INTERPRETATION

1.1    In this Schedule unless the context otherwise requires:-

       "Buyer's Relief"     means:

                            (a) any Relief which arises in respect of, by reference to or in consequence of any income profits or gains earned, accrued or received after Closing and any Event occurring after Closing;

                            (b) any Relief which is taken into account in computing and so reducing or eliminating any provision for deferred Taxation which appears in the Consolidated Working Capital (or which, but for such Relief, would have appeared in the Consolidated Working Capital); and

                            (c) any Relief which is treated as an asset in the Consolidated Working Capital;

       "Claim for Taxation" means any assessment, notice, demand, letter or other document issued by or action taken by or on behalf of any Taxation Authority or any circumstances indicating that the Company or any of its Subsidiaries is or may be placed or is sought to be placed under a Liability for Taxation;

       "Event" means any event, act, failure, omission (including the failure to make sufficient distributions to avoid an apportionment or deemed distribution of income), transaction (including the sale of the Shares pursuant to this Agreement), or change in residence, whether or not the Company or any of its Subsidiaries was a party thereto;

       "Liability for
       Taxation"            means:

                            (a) any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make an actual payment or increased payment of Taxation;

                            (b) any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by any Buyer's Relief; and

                            (c) the disallowance, loss, clawback, reduction, restriction or modification of any Buyer's Relief within paragraph (b) or
                                   (c) of the definition of Buyer's Relief;

       "Relief" includes any relief, saving, allowance, deduction, exemption or set-off relevant to the computation of any Liability for Taxation, any credit against Taxation or any right to a repayment of Taxation;

       "Taxation"           includes (without limitation):

                            (a)    within the United Kingdom advance
                                   corporation tax, capital gains tax,
                                   corporation tax, customs and excise duties, income tax (including PAYE), inheritance tax, insurance premium tax, national insurance contributions, petroleum revenue tax, rates and community charge, stamp duty, stamp duty reserve tax and VAT;

                            (b)    outside the United Kingdom (and in
                                   particular in the United States of America), all taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property;

                            (c) all former taxes and all other levies, imposts, duties, charges or withholdings in the nature of taxes imposed by any Taxation Authority;

                            (d) any payment which the Company or any of its Subsidiaries may be or become bound to make to any person in respect of any taxation or as a result of any enactment relating to any taxation and any obligation to repay any payment received for group relief, surrenders of advance corporation tax or refunds of taxation; and

                            (e) all interest, penalties, fines and other charges arising out of the above or to a failure to make any return or supply any information in connection with any of the above;

       "Taxation Authority" means the Inland Revenue, HM Customs & Excise, the
                            Department of Social Security and any other body having functions in relation to the administration and collection of Taxation whether in the United Kingdom or elsewhere.

1.2    In interpreting this Schedule:

       1.2.1 words and expressions defined elsewhere in this Agreement shall have the same meanings in this Schedule except where otherwise provided or expressly defined in this Schedule and, unless the context otherwise requires, Section 1.3 of this Agreement shall apply to the interpretation of this Schedule;

       1.2.2 any reference to income, profits or gains earned, accrued or received or an Event which has occurred includes income, profits or gains deemed to have been or treated as or regarded as earned, accrued or received or an Event deemed to have or treated as having or regarded as having occurred, as the case may be.

2.     COVENANT TO PAY

The Seller covenants with the Buyer to pay to the Buyer an amount equal to:

2.1 any Liability for Taxation of the Company or any of its Subsidiaries in respect of, by reference to or in consequence of:

       2.1.1 any income, profits or gains earned, accrued or received on or before Closing; or

       2.1.2  any Event which occurred on or before Closing;

2.2 any Liability for Taxation of the Company or any of its Subsidiaries under sections 190 and 191 TCGA, section 132 Finance Act 1988, section 214 ICTA or section 96(8) Finance Act 1990 which would not have arisen but for any act or omission of any company (other than (i) any Company which at the time the Liability for Taxation arises is an Affiliate of the Buyer or (ii) the Company or any of its Subsidiaries) which was at any time before Closing a member of the same group of companies as the Company or any of its Subsidiaries for any Taxation purposes;

2.3 any Liability for Taxation of the Company or any of its Subsidiaries under section 767A ICTA by reason of corporation tax assessed on any company (other than (i) any Company which at the time the Liability for Taxation arises is an Affiliate of the Buyer or (ii) the Company or any of its Subsidiaries) and remaining unpaid where the company in question is or was under the control of any person who has at any time prior to

       Closing had control of the Company or any of its Subsidiaries (within the meaning in section 767B(4) ICTA);

2.4 any Liability for Taxation of the company or any of its Subsidiaries arising as a result of the transfer of the Excluded Assets prior to Closing pursuant to clause 5.6 of the Agreement;

2.5 any Liability for Taxation of the Company or any of its Subsidiaries arising in respect of any operations carried on in the United States of America prior to Closing;

2.6 any costs reasonably and properly incurred by the Company or any of its Subsidiaries in connection with any liability falling within 2.1 to 2.5 above.

3.     EXCLUSIONS

The Covenant contained in paragraph 2 shall not apply and the Buyer shall have no claim against the Seller under it to the extent that:

3.1 provision or reserve in respect of the liability in question is made in the Financial Statements or that payment or discharge of such liability has been taken into account therein or in determining the amount of the Consolidated Working Capital;

3.2 the Buyer has recovered damages from the Seller for breach of any of the Warranties in respect of the same liability or otherwise pursuant to the Agreement;

3.3 the liability in question arises as a result of a change in rates of Taxation or a change in legislation relating to Taxation or a change in any extra statutory concession or the published practice of any

       Taxation Authority, made, in each case, after Closing and with retrospective effect;

3.4 the claim would result in the maximum aggregate liability of the Seller set out in Clause 8.1 (Liability under Representatives and Warranties) of this Agreement being exceeded;

3.5 the claim is made outside the time limit contained in Clause 8.4 of this Agreement;

3.6 such claim would not have arisen but for a change in the treatment of assets and liabilities or of the Taxation attributable to timing differences (including capital allowances) in future accounts of the Target Group or but for any other change in the accounting bases upon which the Target Group prepares its future accounts except to the extent necessary to rectify any non-compliance with GAAP as at the date of this Agreement;

3.7 such claim would not have arisen but for an omission, act or transaction (other than an omission, act or transaction carried out pursuant to a legally binding obligation created on or before Closing) occurring after Closing otherwise than in the Ordinary Course of Business which the Buyer knew or ought reasonably to have known would give rise to the liability in question;

3.8 such claim would not have arisen or would have been reduced or eliminated but for a failure on the part of any member of the Target Group to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Closing the making, giving or doing of which was taken into account in preparing the Financial Statements or determining the Consolidated Working Capital and which was reasonably apparent from the face thereof;

3.9 to the extent that the claim or breach would not have arisen but for some act, omission, transaction or arrangement whatsoever carried out at the written request of the Buyer prior to Closing;

4.     AMOUNT OF LIABILITY FOR TAXATION

The amount of any Liability for Taxation shall be as follows:

4.1 to the extent that a Liability for Taxation involves a liability of the Company or any of its Subsidiaries to make an actual payment or increased payment of Taxation, the amount of such payment or increased payment;

4.2 to the extent that a Liability for Taxation involves a liability of the Company or any of its Subsidiaries to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by any Buyer's Relief, the amount of Taxation which the Buyer's Relief in fact saves;

4.3 to the extent that a Liability for Taxation involves the disallowance, loss, clawback, reduction, restriction or modification of any Buyer's Relief (other than a right to a repayment of Taxation) which has been taken into account in the Consolidated Working Capital, the amount by which the working capital of the Company or its Subsidiaries as shown in the Consolidated Working Capital Statement would have been reduced but for the presumed availability of the Buyer's Relief; and

4.4 to the extent that a Liability for Taxation involves the disallowance or reduction by any Taxation Authority of a right to a repayment of Taxation, the amount of the repayment so disallowed or lost.





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
5.     TIME FOR PAYMENT

5.1 Any amount which the Seller is obliged to pay to the Buyer under this Schedule shall be paid in cleared funds on or before the following dates (or, if later, the fifth Business Day after the Buyer notifies the Seller of the relevant Claim in accordance with paragraph 6.1):

       5.1.1 in the case of a Liability for Taxation which involves a liability of the Company or any of its Subsidiaries to make an actual payment or increased payment of Taxation, the fifth Business Day prior to the date on which the Taxation is due and payable to the relevant Taxation Authority;

       5.1.2 in the case of a Liability for Taxation which involves a liability of the Company or any of its Subsidiaries to make a payment or increased payment of Taxation which would have arisen but for being satisfied, avoided or reduced by the use by the Company or any of its Subsidiaries of any Buyer's Relief, the fifth Business Day prior to the date on which the Taxation would have been payable to the relevant Taxation Authority;

       5.1.3 in the case of a Liability for Taxation which involves the disallowance or reduction by any Taxation Authority of a right to repayment of Taxation, the fifth Business Day after the date on which such repayment of Taxation would otherwise have been due to be made by such Taxation Authority; and

       5.1.4 in any other case, the fifth Business Day after service by the Buyer to the Seller of a written demand for payment.

5.2 If any amount payable by the Seller to the Buyer under this Schedule is not paid on or before the due date for payment, that sum shall carry interest at the rate of 2 per cent above the base lending rate of National Westminster Bank plc from the due date until payment.

6.     CONDUCT OF CLAIMS

6.1 If the Buyer becomes aware of any Claim for Taxation which could give rise to a claim being made by the Buyer under this Schedule or the warranties contained in Clause 9 of Schedule 8 of the Agreement it shall notify the Seller as soon as reasonably practicable.

6.2 The Buyer agrees (if the Seller indemnifies and secures the Buyer and the Company or any of its Subsidiaries to the reasonable satisfaction of the Buyer against any loss, liability, costs or damages which may thereby be incurred including the Taxation the subject matter of the Claim) to take and procure that the Company or any of its Subsidiaries shall take such action and give such information and assistance as the Seller may reasonably request to resist, appeal or compromise any Claim for Taxation notified to the Seller in accordance with paragraph 6.1.

6.3 The action which the Seller may request under paragraph 6.2 shall include the Buyer or the Company or any of its Subsidiaries applying to postpone (so far as legally possible) the payment of any Taxation and allowing professional advisers nominated by the Seller (subject to approval by the Buyer, such approval not to be unreasonably withheld or delayed) to take over at the Seller's own expense the conduct of all negotiations and proceedings in connection with the Claim for Taxation.

6.4 The Seller shall keep the Buyer fully informed as to any action taken or postponed to be taken in conjunction with the conduct of all negotiations and proceedings of whatever nature arising in connection with the such dispute and all other relevant matters and shall supply to the Buyer in advance copies of all returns and communications proposed to be made to any Taxation Authority.

7.     RELIEFS

7.1 If the auditors for the time being of the Company or its Subsidiaries shall determine (at the request and expense of the Seller) that any Liability for Taxation which has resulted in a payment having been made by the Seller under this Schedule or the Warranties contained in Clause 9 of Schedule 8 of the Agreement has given rise to a Relief for the Company, any of its Subsidiaries or the buyer which would not otherwise have arisen or subject to Clause 8.2 that the provision for Taxation in the Consolidated Working Capital Statement was an overprovision, then, as and when the liability of the Company, its Subsidiaries or the Buyer to make an actual payment of or in respect of Taxation is reduced by reason of that Relief or a payment is received in respect of a Relief (after taking account of the effect of all other Reliefs that are or become available to the Company, its Subsidiaries or the Buyer including any Relief derived from a subsequent accounting period) from the amount that that liability would have been but for the availability of that Relief, (or in the case of an overprovision forthwith upon the determination of the auditors) the amount by which that liability is so reduced or the amount of the payment or the amount of the overprovision shall be dealt with in accordance with paragraph 7.3.

7.2 The amount of the overprovision shall be calculated on the basis that no overprovision may arise or be increased by:-

       7.2.1 a retrospective change in the law of Taxation announced after Closing;

       7.2.2  any Relief arising after Closing; or

       7.2.3 any act of the Buyer or the Company carried out after Closing except if any of clause 3.7, clause 3.8, or clause 3.9 hereof are applicable.

7.4 Where it is provided under paragraph 8.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this paragraph:-

       7.4.1 the Relevant Amount shall first be set off against any payment then due from the Seller under this Schedule or under the Agreement in respect of the Warranties contained in clause 9 of
              Schedule 8 of the Agreement; and

       7.4.2 to the extent there is an excess of the Relevant Amount over any payment referred to in clause 7.4.1 hereof, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Schedule or under the Agreement in respect of the Warranties contained in clause 9 of Schedule 8 of the Agreement and not previously refunded under this paragraph up to the amount of such excess; and

       7.4.3 to the extent that the excess referred to in paragraph 7.4.2 is not exhausted under that paragraph, except in the case of an overprovision the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller under this Schedule or under the Agreement in respect of the Warranties contained in clause 9 of
              Schedule 8 of the Agreement and in the case of an overprovision the amount of the excess shall be paid to the Seller forthwith.

7.4 The Buyer shall use its reasonable endeavours to procure that the auditors make a timely determination when requested to do so by the Seller for the purposes of paragraph 7.1 hereof.

7.5 For the avoidance of doubt, the amount of any overprovision shall include not only the amount of any provision for Taxation in the Consolidated Working Capital to the extent the same is determined to have been an overprovision, but also the amount of any Tax Refund of any Company arising as a result of any Event on or before Closing, to the extent the same was not reflected in the Consolidated Working Capital or exceeds the amount of any Tax Refund reflected in the Consolidated Working Capital other than any Tax Refund received in connection with the litigation referred to in Section 6.2 of the Agreement. Where the auditors determine no Tax Refund has been received or that a Tax Refund has been received and in either case the amount is less than that provided in the Consolidated Working Capital, the amount of such shortfall shall be treated as reducing any overprovision for Taxation.

8.     CLAIMS AGAINST THIRD PARTIES

8.1 Where the Seller has made a payment under this Schedule or the Warranties contained in clause 9 of Schedule 8 of the Agreement and the Company or any of the Subsidiaries is entitled to recover from any third party (including a Taxation Authority but excluding the Buyer, the Company or any of the Subsidiaries) any sum in respect of the matter to which the payment made by the Seller relates (including recoveries by way of discount, credit or set-off), the Buyer shall or shall procure that the Company or any of its Subsidiaries shall (at the request and expense of the Seller and upon the Seller indemnifying and securing the Buyer, the Company and its Subsidiaries against all costs or expenses which may thereby be incurred) subject to paragraph 8.3, take such action as the Seller may reasonably request to enforce such recovery against the person in question.

8.2 The Buyer shall account to the Seller for any sums recovered in accordance with paragraph 8.1 (including any interest or repayment supplement paid by such a person) net of Taxation (if any) on such sum and after deduction of any costs or expenses reasonably incurred by the Buyer, the Company or any of its Subsidiaries in recovering such sum, provided that the amount paid by the Buyer under this paragraph (excluding interest or repayment supplement) shall not exceed the amount paid by the Seller in respect of the relevant claim under Warranties contained in clause 9 of Schedule 8 of the Agreement.





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9.     TAXATION ON PAYMENTS BY SELLER

9.1 All payments by the Seller under this Schedule shall be made in full without any deduction or withholding (whether in respect of Taxation, set-off, counter claim or otherwise) unless the deduction or withholding is required by law, in which case the Seller shall forthwith pay to the Buyer such additional amount as will ensure that the Buyer receives a net amount equal to the full amount which it would have received but for such deduction or withholding. The Buyer shall account to the Seller for the benefit of any credit obtained by the Buyer in respect of the deduction or withholding.

9.2 If any payment received by the Buyer under this Schedule is subject to Taxation, the Seller shall pay to the Buyer such additional amount (after taking into account any Taxation payable in respect of such additional amount) as will ensure that the Buyer receives a net amount equal to the full amount which it would have received had the payment not been subject to Taxation.

9.3 The provisions of paragraph 9 shall not apply to interest payable under paragraph 5.2





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10.    ASSIGNMENT

The benefit of the provisions of this Schedule 10 shall not be assigned by the Buyer.

11.    BUYER'S INDEMNITY

11.1 The Buyer agrees to indemnify the Seller against any liability which the Seller may incur under section 767A and section 767B ICTA as a result of a failure by the Company or any of the Subsidiaries to discharge any liability for Taxation for which provision has been made in the Consolidated Working Capital Statement (for itself and as agent for any company controlled by the Seller).

11.2   The Seller shall use any amount paid by the Buyer pursuant to clause
       11.1 to discharge the liability for Taxation which has given rise to the Claim.





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                                   SCHEDULE 8
                                   WARRANTIES

1.     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER

Each of the Company and its Subsidiaries is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorised to conduct business in the United Kingdom. Each of the Company and its subsidiaries is duly authorised under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 1 lists the directors and secretary of each of the Company and its Subsidiaries.

2.     CAPITALIZATION

The Seller owns the entire legal and beneficial interest in the Company Shares free and clear of Encumbrances. The Company Shares constitute the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid. There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of the Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its share capital. There is no Encumbrance on, over or affecting any of the Company Shares or any unissued shares, debentures or other securities of any member of the Target Group and no person has, or has claimed, the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares, debentures or other securities of any member of the Target Group.





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3.     NONCONTRAVENTION

Neither the execution and the delivery of this Agreement, nor any of the Ancillary Documents nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject or (ii) violate any provision of the Memorandum or Articles of Association of any of the Company and its Subsidiaries or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiaries is a party or by which it is bound or to which any of their respective assets is subject (or result in the imposition of any Encumbrance upon any of their respective assets) or (iv) of itself result in the creation of an Encumbrance on any of the assets of the Target Group; or (v) of itself result in any member of the Target Group losing the benefit of any Licence. None of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorisation, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.     BROKERS' FEES

None of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.





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5.     ASSETS AND STOCK

5.1 All assets included in the Financial Statements or acquired by the Company or its Subsidiaries since the Accounts Date and all assets owned by the Company and each Subsidiary are:-

       (i) legally and beneficially owned by the Target Group free from any Encumbrance;

       (ii) in the possession or under the exclusive control of the Target Group; and

       (iii) where subject to a requirement for a Licence, duly licensed or registered in the sole name of a member of the Target Group.

5.2 The Asset register marked "A" attached to the Disclosure Letter comprises a record which is true, complete and accurate as to the plant, machinery, equipment and vehicles owned by or leased to each member of the Target Group and actively used in the performance of its business.

5.3 All equipment (other than the Drill Pipe and Instrumentation, in respect of which no such warranty is given) owned by or leased to the Target Group or parties to the Contracts (other than the Target Group) which is located on the relevant platforms on which services are being provided pursuant to the Contracts at the date of this Agreement and which is required for the performance of such services has been maintained in accordance with good oilfield practice.

5.4 No member of the Target Group is a party to a lease or hire, agreement in respect of the assets listed in the asset register marked "A" attached to the Disclosure Letter, nor party to any such agreement in respect of any other assets under which there is an obligation to make an annual payment in excess of Pound Sterling 50,000 or a hire purchase, credit





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       sale or conditional sale agreement, under which there is an outstanding obligation to make payments in excess of Pound Sterling 50,000.

5.5 No member of the Target Group has purchased any raw materials or finished products on terms that title thereto does not pass until full payment is made.

6.     SUBSIDIARIES

6.1 Schedule 1 sets forth for the Company and each Subsidiary as a true and complete record of (i) its name and registered office, (ii) its authorised and issued share capital of each class, and (iii) the names of the registered holders of the issued shares and the number of shares held by each such holder. All of the shares of the Company and each Subsidiary have been duly authorised, validly issued and are fully paid. Neither the Company nor any Subsidiary currently holds or has at any time held any shares or any interest therein in any other company (save for the Company's holding of shares in the Subsidiaries).

6.2    TWSL is and has been since the Accounts Date dormant as defined in
       Section 250(3) of the Act.





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7.     FINANCIAL STATEMENTS

7.1 Attached to the Disclosure Letter are the Financial Statements and the Most Recent Financial Statements. The Financial Statements (including the notes thereto) and the Most Recent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present a true and fair view of the financial condition of the Company and its Subsidiaries as of such dates and the results of the operation of the Company and its Subsidiaries for such periods PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items and do not include any income, expenditure or capital sum referable to the U.S. branch assets as described in Schedule 5.

7.2 The Financial Statements have been prepared on a basis and using accounting conventions, standards, principles and practices which are consistent in all material respects for the three financial years ended on the Accounts Date.

7.3 The Company's and its Subsidiaries' accounting reference date is as set out in Schedule 1 and has not at any time in the 3 years prior to the Accounts Date been any other date.

7.4    Since the Accounts Date:

       (i) the business of Target Group has been carried on in the ordinary and usual course so as to maintain the business as a going concern;

       (ii) no distributions within the meaning of Part VIII of the Act or of ICTA have been declared paid or made by any member of the Target Group except as provided in the Accounts;

       (iii) no share or loan capital of any Target Group has been or agreed to be issued allotted redeemed purchased or repaid by any member of the Target Group;

       (iv) no asset with a book value in excess of Pound Sterling 50,000 (nor assets with an aggregate book value in excess of Pound Sterling 500,000) have been acquired or disposed of by any member of the Target Group except for current assets in the ordinary and usual course of trading;

       (v) no contract, arrangement or transaction has been entered into and no payment has been made by any member of the Target Group otherwise than in the Ordinary Course of Business and on entirely arm's length terms;

       (vi) no single item of capital expenditure has been or agreed to be incurred and no single commitment of a capital nature has been or agreed to be entered into exceeding Pound Sterling 50,000 (nor capital expenditure or commitments of a capital nature in an aggregate amount of Pound Sterling 500,000) in total by any member of the Target Group;

       (vii) no resolution of the shareholders of any member of the Target Group has been passed;

       (viii) to the Knowledge of the Seller, there has not been any material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole.

7.5 Each member of the Target Group's accounts, books, ledgers, financial and other records are in its possession or under its control, up to date and contain a record of all matters required to be entered in them by the Act, GAAP and other relevant legislation.

8.     LEGAL COMPLIANCE

8.1 To the Knowledge of the Seller, each of the Company and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder).

8.2 Neither the Seller nor any member of the Target Group has received written notice of any current, pending or threatened governmental, regulatory or other investigation, enquiry or disciplinary action regarding any member of the Target Group.

8.3 To the Knowledge of the Seller, each member of the Target Group has all necessary Licences for the proper carrying on of its business in the United Kingdom and each Licence is valid, in force and unconditional or subject only to a condition that has been fulfilled and under which no further action is required.

8.4 All returns, particulars, resolutions and other documents required to be delivered to the Registrar of Companies by each member of the Target Group have been properly prepared and delivered.

8.5 The copy of the memorandum and articles of association of the Target Group attached to the Disclosure Letter is true, complete, accurate and up-to-date and includes copies of all resolutions or agreements required by law to be annexed to it and each register, minute book and other book required to be kept by the Act has been properly kept, is up-to-date and contains a true, accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

8.6 Due compliance has been made with the provisions of the Act and other legal requirements in connection with the formation of each member of the Target Group, the allotment and issue, purchase and redemption of shares, debentures or other securities of the Target Group, the payment of dividends, any reduction of share capital and no notice or allegation has been received that any of the foregoing is incorrect of should be rectified.

8.7 No member of the Target Group has received notice that any of the Licences necessary for the operation of their respective businesses has been or will be cancelled or not renewed.

9.     TAX MATTERS

9.1 Each of the Company and its Subsidiaries has filed all Tax returns that it was required to file, and has paid all Tax shown thereon as owing, except where the failure to file Tax returns or to pay Tax would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.

9.2 The Disclosure Letter lists all Tax returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after 31 December 1990, and indicates those Tax returns that have been subject to Inland Revenue enquiry and indicates those Tax returns that are currently subject to audit.

9.3 None of the Company and its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to an Tax assessment or deficiency except as noted in the Disclosure Letter.





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9.4    None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement.

10.    REAL PROPERTY

10.1 To the Seller's Knowledge all members of the Target Group have obtained planning permission in terms of the Planning Acts and all necessary consents and warrants required under the Buildings Regulations with respect to any development of an alteration or addition to the Properties carried out by such member.

10.2 With regard to any property held on lease by any member of the Target Group and forming part of the Properties true, accurate and complete copies of each relevant lease of any such property to any such member have been supplied to the Buyer each such lease is valid and subsisting and no member of the Target Group has received notice of any dispute or claim outstanding thereunder.

10.3 No member of the Target Group has contracted to purchase or lease any property for future settlement nor has any such member contracted or agreed to dispose of or in any way alienate any of the Properties.

10.4 The Properties are held subject to and with the benefit of the tenancies (which expression includes sub-tenancies and sub-under tenancies) as set out in Part 2 of the Schedule 6 and none others.

10.5   With respect to such tenancies referred to in paragraph 10.4:

       10.5.1 true, accurate and complete copies of each relevant tenancy of any such property by all members of the Target Group have been supplied to the Buyer such tenancy is valid and subsisting, no member of the Target Group has received notice of any dispute or claims outstanding thereunder;

       10.5.2 the relevant member of the Target Group has observed and performed the covenants on the part of the landlord thereunder.

10.6 No member of the Target Group has in relation to the Properties been served with any notices at the instance of the Local Authority as environmental health authority or other official regulatory body or authority in respect of any breach of legislation, regulations, codes of practice, circulars or guidance notes made thereunder relating to: waste; contaminated land; discharges to land, ground and surface water and sewers; emissions to air; noise; dangerous, hazardous or toxic substances of materials; nuisance; health and safety.

11.    MATERIAL CONTRACTS

11.1 Attached to the Disclosure Letter are true, accurate and complete copies of the Contracts and any amendments thereto which comprise all of the contractual terms and material written arrangements and understandings (whether or not legally binding) between the parties to the Contracts.

11.2 There are no drilling contracts or other material written arrangements or understandings in relation to drilling (whether or not legally binding) to which any member of the Target Group is a party other than the Contracts.

11.3 No member of the Target Group is a party to, or subject to, any contract, or material written arrangement or understanding (whether or not legally binding) the performance or discharge of which could involve consideration or payment in excess of Pound Sterling 50,000 and which:-

       11.3.1 is long term (ie. not terminable on 90 days' notice or less without payment of compensation or damages);

       11.3.2 is not wholly on an arm's length basis in the Ordinary Course of Business;

       11.3.3 expressly restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

       11.3.4 is an outstanding offer, tender, proposal, estimate or quotation which, if accepted or incorporated into a contract would constitute a contract which, if now in existence, would fall within any of paragraphs 11.2 or 11.3 and which would account for more than 5% of the turnover for 1996 as shown in the Most Recent Financial Statements;

       11.3.5 is a distributorship, agency or management agreement or arrangement;

       11.3.6 accounted for more than 5% of the Target Group's turnover in the period since the Accounts Date as shown by the Most Recent Financial Statements.

11.4 Save as disclosed in the Financial Statements, there is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of any member of the Target Group.

11.5 To the Knowledge of the Seller no Contract has been terminated and no notice of termination or intention to terminate has been served by or on any member of the Target Group in respect of any of the Contracts.

11.6 There will at Closing be no outstanding obligations and no continuing contracts or arrangements between any member of the Retained Group and the Target Group except as contemplated by this Agreement or any of the Ancillary Documents.

12.    POWERS OF ATTORNEY

There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiaries.

13.    LITIGATION

The Disclosure Letter sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any local, or foreign jurisdiction and to the Seller's Knowledge no such action, suit, proceeding, hearing or investigation is pending by or against any member of the Target Group.

14.    JOINT VENTURE

No member of the Target Group is or has agreed to become a member of any partnership or other unincorporated association, joint venture, European Economic Interest Grouping or consortium (other than a recognised trade association) or other profit or income sharing arrangement.

15.    BRANCH

No member of the Target Group has any branch, agency or place of business outside the United Kingdom and does not use its letterhead, books or vehicles or otherwise carry on its business under any name other than its corporate name.

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16.    ACCURACY OF SCHEDULES

The contents of Schedules 1, 3, 4, 5, 6 and 10 are true and accurate.

17.    COMPETITION AND FAIR TRADING

17.1 No member of the Target Group has given or been requested to give an undertaking or written assurance (legally binding or not) to any court or a governmental authority or an authority of the European Communities or European Economic Area under the RTPA, Fair Trading Act 1973, Competition Act 1980, Resale Prices Act 1976, Treaty of Rome, Agreement on the European Economic Area or other statute or legal instrument of the United Kingdom or other jurisdiction. To the Seller's Knowledge, no member of the Target Group is affected by an order or regulation made under the Fair Trading Act 1973 or Competition Act 1980 or the competition law of another jurisdiction or by a decision of the Commission of the European Communities or EFTA Surveillance Authority or a competition authority of another jurisdiction.

17.2 To the Seller's Knowledge, no member of the Target Group has received a communication or request for information relating to any aspect of the Target Group's business from or by the Director General of Fair Trading, Monopolies and Mergers Commission, Secretary of State for Trade and Industry, Commission of the European Communities or EFTA Surveillance Authority or competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of any member of the Target Group has been the subject of an investigation, report or decision by any of those persons or bodies.





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17.3   No member of the Target Group has received any grant or subsidy which would be repayable as a result of the sale of the Company Shares to the Buyer.

18.    INSOLVENCY

18.1   In relation to each member of the Target Group:-

       18.1.1 no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator;

       18.1.2 no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 652 of the Act;

       18.1.3 no receiver has been appointed, no Encumbrance has been enforced, and no floating charge has crystallised on or over any of its assets, and no event has occurred or will occur by virtue of the execution and performance of this Agreement or the Ancillary Documents and the other agreements and documents referred to in it which would cause, or entitle any person to cause, any of these things to happen;

       18.1.4 it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts for the purposes of section 123 of the Insolvency Act 1986;

       18.1.5 there is no unsatisfied judgement or order of any court or tribunal, or award of any arbitrator, against it;





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       18.1.6 no distress, execution or other process has been levied against any of its assets;

       18.1.7 no meeting of its creditors, or any class of them, has been held or summoned, no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

       18.1.8 no event analogous to any of the above has occurred in any jurisdiction.

18.2   In relation to the Seller:-

       18.2.1 no resolution has been passed, no petition has been presented and no order has been made for administration or winding up or for the appointment of a receiver or provisional liquidator;

       18.2.2 no receiver has been appointed, no Encumbrance has been enforced, no floating charge has crystallised and no distress, execution or other process has been levied, on or over any of the Company Shares; and

       18.2.3 no event analogous to any of the above has occurred in any jurisdiction.

19.    INTELLECTUAL PROPERTY

19.1 No member of the Target Group is the registered proprietor of any Registered Intellectual Property and there are no applications for the registration of any Intellectual Property by any member of the Target Group pending.





                                      115
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19.2   All Intellectual Property currently used in or in connection with the business of the Target Group and which is material to the Target Group as a whole is legally and beneficially owned by a member of the Target Group and is used exclusively by it.

19.3 To the Knowledge of the Seller, the processes and methods employed, the services provided, the business conducted and the products manufactured used or dealt with by the Target Group do not infringe any Intellectual Property of any third party.

20.    INSURANCE

Attached to the Disclosure Letter is a true and complete copy of the insurances maintained for the two years prior to the date of this Agreement in respect of the Target Group's assets and Properties which are of an insurable nature. All premiums under such insurances have been paid up to date, and there have been no claims made under such insurances during the twelve months prior to the date hereof and there are no claims outstanding thereunder.

21.    PENSION SCHEMES

21.1 Other than the Legal and General Group Personal Pension Plan ("Pension Plan") there are no pension, retirement benefit or similar schemes or arrangements for the provision of "relevant benefits" within the meaning of Section 612 of the Taxes Act for or in respect of the employees or former employees of the Company or any of the Subsidiaries and neither, to the Knowledge of the Seller, the Company nor any of the Subsidiaries is there any legally binding obligation, other than those under the Pension Plan, to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" as aforesaid to or in respect of any employee of the Target Group.





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21.2   The level of contributions made by the Company or any of the
       Subsidiaries pursuant to, and the terms of, the Pension Plan are contained in the Disclosure Letter.

22.    EMPLOYMENT MATTERS

22.1 No member of the Target Group is a party (i) to any consultancy agreements or arrangements with any person nor to any contract for services to be provided to any member of the Target Group by any individual as a sub-contractor, outworker or otherwise where the consideration paid under the agreement or arrangement or contract for services exceeds L.25,000 nor (ii) to any written service agreements with any of its directors.

22.2 There are no contracts of service with employees (whether or not in writing) which cannot be terminated by a member of the Target Group by three months' notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and no member of the Target Group has given or received notice of resignation from any of the employees.

22.3   Save as set out in the schedule of employees attached to the Disclosure
       Letter:

       22.3.1 no member of the Target Group has any employees with an annual salary in excess of L.25,000;

       22.3.2 there are no material terms and conditions of employment for any employee other than Target Group's written standard terms and conditions of employment as annexed to the Disclosure Letter;

       22.3.3 no employee receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate;

       and true, complete and accurate particulars of each employee's current remuneration, date of commencement of continuous employment (for the purposes of the Employment Protection (Consolidation) Act 1978) appear in that schedule together with such employee's age and sex as notified to the relevant company.

22.4 No member of the Target Group has offered or agreed to increase the remuneration of, or altered or sought to alter any of the terms and conditions of employment of, any employee compared to those shown in the schedule to the Disclosure Letter.

22.5 There are no trade unions or other bodies representing employees or any of them and no member of the Target Group recognises any trade union or other body representing employees or any of them.

22.6 There has been no strike or work to rule by any employee or collective withdrawal of labour by more than five employees for the purposes of industrial action within the 2 years prior to the date of this Agreement.

22.7 No member of the Target Group has within the period of 12 months preceding the date of this Agreement given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has any member of the Target Group failed to comply with such obligation under that Part.

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22.8   No member of the Target Group has within the period of 12 months preceding the date of this Agreement been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has any member of the Target Group failed to comply with any duty to inform and consult any appropriate representative under the said Regulations.

22.9 Each member of the Target Group has in relation to each of its present employees complied with all terms of their contracts of employment and all statutes, statutory instruments, collective agreements, customs and practices which are binding upon it and no such member has any obligation to make any ex gratia payment to any such employee.

22.10 There is no share incentive scheme, share option scheme, profit sharing scheme or other bonus or incentive scheme for all or any employees nor has any proposal been announced to establish any such scheme.

22.11 No member of the Target Group has any liability as a former member, officer or shadow director of any person.

22.12 There are no outstanding claims or proceedings by or against any former employee of any member of the Target Group and the Seller has no knowledge of any such claim or proceedings pending or threatened.

                                   SCHEDULE 9
                            GUARANTEES AND SURETIES

                                     Part 1

(i) CONTRACT DATED 1 NOVEMBER 1994 BETWEEN (1) CHEVRON UK LIMITED AND (2) NDESL IN RESPECT OF BRITANNIA FIELD (NO. BRT1-XA7)

       Guarantee dated 20 September 1994 between

       (1)    Chevron UK Limited and
       (2)    Nabors Industries, Inc. (guarantor)

(ii) CONTRACT DATED 15 JULY 1995 BETWEEN (1) ELF ENTERPRISE CALEDONIAN LTD AND (2) NDESL (NO. CA-7400)

       Guarantee dated 20 July 1995 between

       (1)    Elf Enterprise Caledonian Ltd and
       (2)    Nabors Industries, Inc. (guarantor)

                                     Part 2

None

                                  SCHEDULE 10
                         DRILL PIPE AND INSTRUMENTATION


PART 1 - DRILL PIPE

                             SOVEREIGN DRILL STRING


STRING                                                                 NUMBER OF
NO.                              DESCRIPTION                            JOINTS
------                           -----------                           ---------
1.    5 1/2" FH S 135 Drill Pipe Range 2, 2.90# per foot Armacor M        383
      hardbanding on box.  Internal coating TK34 Tool Joints 2"
      longer than standard Tool Unit OD 7 1/4" x 3 1/2"

2.    5" Drill Pipe S-135 Range 2, 19.5 lb/ft 4 1/2 IF Connection 6       466
      5/8" OD x 3 1/4" ID Tool Joints 2" longer than standard Armacor
      M hardbanding on box.  Internal coating PC200 c/w pressed steel protectors.

3.    5" Drill Pipe S-135 Range 2, 19.5 lb/ft 4 1/2 IF Connection 6       483
      5/8" OD x 3  1/4" ID Tool Joints 2" longer than standard
      Armacor M hardbanding on box.  Internal coating PC200 c/w
      pressed steel protectors.

4.    3 1/2 Grade S-135 Range 2, 13.3 lbs/ft, 3 1/2 IF Connections 4      326
      3/4" OD x 2 9/16 ID 2" longer than standard Armacor M
      hardbanding on box.  Internal coating PC200 c/w pressed steel protectors.

5.    3 1/2 Grade S-135 Range 2, 13.3 lbs/ft, 3 1/2 IF Connections 4      322
      3/4" OD x 2 9/16 ID 2" longer than standard Armacor M
      hardbanding on box.  Internal coating PC200 c/w pressed steel protectors.

PART 2 - INSTRUMENTATION

               MARTIN DECKER TOTCO DATA ACQUISITION (DAQ) SYSTEM

The MD Totco TOTAL Data Acquisition (DAQ) System is configured with a combination of the following "TOTAL" modules:

o      TOTAL Data Acquisition Module System 3* USX 000A
o      VISULOGGER XC Management Module
o      WITS Interface Module UY 200 B
o      SAFE Area Display Module UYX 021
o      M/D TOTCO Certification Module
o      M/D TOTCO Sensor Module

In addition, the GASWATCH - XC Gas Detection System has been installed.





---------------

     * To be upgraded by MD Totco to System 4 at no cost (refer 2.10/1/d of Disclosure Bundle).

                                  SCHEDULE 11

                                 ESCROW ACCOUNT

1. The Escrow Account shall be in the joint names of Baker & McKenzie of 100 New Bridge St, London EC4 ("the Seller's Solicitors") and Pinsent Curtis of 69 Old Broad St, London EC2 ("the Buyer's Solicitors") and shall be designated "Nabors Europe Escrow Account" and the amount for the time being standing to its credit (including the amount of interest credited thereto) is hereinafter referred to as "the Deposit".

2.     Subject as ordered by a court of competent jurisdiction :-

       2.1 except as provided herein, no payment shall be made out of the Escrow Account;

       no payment shall be made out of the Escrow Account except in accordance with the bank mandate in relation to the Escrow Account which shall require the signature of one authorised signatory from each of the Seller's Solicitors and the Buyer's Solicitors;

       2.2 if Closing does not occur on or before 21 November 1996, the Deposit shall be paid to the Seller's Solicitors as agent for the Seller forthwith without further authority on the part of the Buyer; and

       2.3 if Closing shall occur at any time on or before 21 November 1996, then the Deposit shall be paid immediately following Closing to the Buyer's Solicitors as agent for the Buyer without further authority on the part of the Seller.

3. The payment out to the Seller or to the Buyer of the Deposit pursuant to paragraph 2.3 or 2.4 above shall be without prejudice to the rights of the other to claim that it is lawfully entitled to all or some part of the Deposit pursuant to the terms of the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



SIGNED BY _____________     )
for and on behalf of        )
NABORS INDUSTRIES INC       )



SIGNED BY _____________     )
for and on behalf of        )
KCA DRILLING GROUP LIMITED  )



SIGNED BY _____________     )
for and on behalf of        )
ABBOT GROUP PLC             )